Exhibit 10.3.1.2

Dated 1st day of October 2013

SHAREHOLDERS AGREEMENT

BETWEEN

GS HOME SHOPPING INC.

AND

SAIF II MAURITIUS COMPANY LIMITED

AND

ORCHARD CENTAR MASTER LIMITED

AND

MAKIRA SP5 LIMITED

AND

NETWORK18 HOLDINGS LIMITED

AND

TV18 HSN HOLDINGS LIMITED

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is dated this 1st day of October 2013 and is made by and among:

1.	GS HOME SHOPPING INC., a public listed company incorporated under the laws of Republic of Korea, having its registered office at GS Gangseo Tower, 10, Mullae-Dong 6-Ga, Youngdungpo-Gu, Seoul, 150-096 (hereinafter referred to as “GSHS” which expression shall, unless repugnant to the context or meaning thereof deemed mean and include its successors, affiliates, representatives and permitted assigns) of the FIRST PART; and

2.

SAIF II MAURITIUS COMPANY LIMITED, a company incorporated under the laws of Mauritius, having its office at 2nd Floor, Felix House, 24 Dr. Joseph Riverere Street, Port Louis, Mauritius (hereinafter referred to as “SAIF” which expression shall, unless repugnant to the context or meaning thereof deemed mean and include its successors, affiliates, representatives and permitted assigns) of the SECOND PART; and

3.	ORCHARD CENTAR MASTER LIMITED, a company incorporated under the laws of the British Virgin Islands, having its registered office at Romasco Place, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands, VG1110 (“CENTAR”) and MAKIRA SP5 LIMITED, a company incorporated under the laws of the Cayman Islands, having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, Cayman Islands, KY1-1111 (“MAKIRA”) (CENTAR and MAKIRA are hereinafter referred to as “OCP” which expression shall, unless repugnant to the context or meaning thereof deemed mean and include successors, affiliates, representatives and permitted assigns of CENTAR and MAKIRA) of the THIRD PART; and

4.	NETWORK18 HOLDINGS LIMITED, a limited liability company incorporated under the laws of Mauritius, having its registered office at International Proximity, 608, St. James Court, St. Denis Street, Port Louis, Mauritius (hereinafter referred to as “Network18” which expression shall, unless repugnant to the context or meaning thereof deemed mean and include its successors, affiliates, representatives and permitted assigns) of the FOURTH PART; and

5.	TV18 HSN HOLDINGS LIMITED, a company incorporated under the laws of Cyprus, and having its registered office at 10 Diomidous Street, Alphamega Akropolis Building, 3 Floor, Office 401, 2024 Nicosia, Cyprus, hereinafter referred to as the “Company” which expression shall, unless repugnant to the context or meaning thereof deemed mean and include its successors, affiliates, representatives and permitted assigns) of the FIFTH PART.

(GSHS, SAIF, OCP, Network18 and the Company are hereinafter collectively referred to as “Parties” and individually as “Party”)

RECITALS

A.	The Company is engaged in the Business (as defined hereinafter).

B.	The Company, GSHS, SAIF and Network18 entered into a shareholders’ agreement dated November 13, 2009, which sets out the mutual rights and obligations of the parties therein and the terms governing their relationship as shareholders of the Company (the “Original SHA”).

C.	OCP had subscribed for 5,626,618 (five million six hundred twenty six thousand six hundred and eighteen) Series O Preference Shares (as defined hereinafter) pursuant to the OCP Subscription Agreement (as defined hereinafter) upon the terms, and subject to the conditions set out therein.

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D.	Network18 had subscribed for 5,626,617 (five million six hundred twenty six thousand six hundred and seventeen) Series O Preference Shares (as defined hereinafter) pursuant to the Network18 Subscription Agreement (as defined hereinafter) upon the terms, and subject to the conditions set out therein.

E.	Network18 has also entered into the Network18 Additional Series O Subscription Agreement (as defined hereinafter) to subscribe for 750,216 (Seven Hundred Fifty Thousand Two Hundred and Sixteen) additional Series O Preference Shares (as defined hereinafter) on the terms set out therein and as part of the second round of funding under the series O funding round.

F.	MAKIRA has also entered into the OCP Additional Series O Subscription Agreement (as defined hereinafter) to subscribe for 375,108 (three hundred and seventy five thousand one hundred and eight) Series O Preference Shares on the terms set out therein and as part of the second round of funding under the series O funding round.

G.	GSHS has also entered into the GSHS Series O Subscription Agreement (as defined hereinafter) to subscribe for 4,126,186 (four million one hundred twenty six thousand one hundred and eighty six) Series O Preference Shares (as defined hereinafter) on the terms set out therein and as part of the second round of funding under the series O funding round.

H.

OCP and Network18 had each entered into an option agreement dated 8th April 2013 (the “Option Agreement”) with the other Parties pursuant to which OCP and Network18 have the right to subscribe for additional Series O Preference Shares on the terms set out therein.

I.

GSHS has also entered into an option agreements dated 1st October 2013 (the “GSHS Option Agreement”) with the other Parties pursuant to which GSHS has the right to subscribe for additional Series O Preference Shares on the terms set out therein.

J.

Network18 and MAKIRA have also each entered into an additional option agreement dated 1st October 2013 (the “Network18 Additional Option Agreement” and “OCP Additional Option Agreement”, respectively) with the other Parties pursuant to which Network18 and MAKIRA each have the right to subscribe for additional Series O Preference Shares on the terms set out therein.

K.	Pursuant to the consummation of the GSHS Series O Subscription Agreement, the OCP Additional Series O Subscription Agreement and the Network18 Additional Series O Subscription Agreement, the Parties are entering into this Agreement with the objective of regulating their respective rights and obligations as Shareholders (as defined hereinafter) upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Acceptable Stock Exchange” means the New York Stock Exchange, NASDAQ, the main market of London Stock Exchange, the main board of the Hong Kong Stock Exchange or the Singapore Exchange;

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“Affiliate” means, any corporation or other entity that controls, is controlled by, or is under common control with a Party. For purposes of this definition, the terms “control” and “controlled” mean the power to determine the management or policies of a Person by either ownership of a majority of voting rights of its issued capital, or having the right to appoint a majority of the members of its board of directors or other management body, whether by contract or otherwise. References to GSHS, SAIF, OCP, Network18 and the Company shall include reference to their Affiliates unless otherwise specified or the context otherwise requires. For avoidance of doubt, Network18 Affiliates shall include all operating sectors, groups, divisions, and/or business units of Network18 but shall not include the Company or any of the Company’s subsidiaries;

“Agreement” means this Shareholders Agreement, as amended, modified or supplemented in writing by the Parties from time to time pursuant to the terms hereof and all attached schedules and all instruments supplemental to or in confirmation of this Agreement;

“Applicable Law” means any statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree made by any Governmental Authority, applicable to any of the Parties or to any of their respective Affiliates, properties, assets, officers, directors or employees, as the case may be from time to time;

“Articles of Association” means the articles of association of the Company;

“Asset Transfer” has the meaning given to such term in Section 9.2(c)(i);

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Company and Indian Co., of operating directly or through subsidiaries one or more digital commerce platforms in India including through the internet, television, mobile devices and similar digital commerce platforms and providing and operating ancillary services such as courier services and call centre support to consumers;

“Business Day” means the day banks are open for transacting business in Cyprus;

“Chairman” means the Chairman of the Board;

“Company” has the meaning assigned to such term in the preamble to this Agreement;

“Company CEO” means the chief executive office of the Company;

“Confidential Information” has the meaning given to such term in Section 13.2;

“Co-Sale Notice” has the meaning given to such term in Section 8.4(a);

“Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule C (Form of Deed of Adherence);

“Director” means any director appointed to the Board from time to time;

“Dispute” has the meaning given to such term in Section 14.1(a);

“Drag-Along Acceptance Notice” has the meaning given to such term in Section 4.14(b)(ii);

“Drag-Along Right” has the meaning given to such term in Section 4.14(a);

“Drag Notice” has the meaning given to such term in Section 4.14(b);

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“Effective Date” means the Closing Date (such term having been defined in the GSHS Series O Subscription Agreement) under the GSHS Series O Subscription Agreement;

“Encumbrance” means any mortgage, pledge, equitable interest, prior assignment, conditional sales contract, hypothecation, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, or other condition, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

“Equity Shares” means equity shares of the Company of a nominal value of USD 0.04 each;

“Equity Shares Drag-Along Acceptance Notice” has the meaning given in Section 4.14(b)(ii);

“Equity Shares Remaining Shareholder(s)” has the meaning given in Section 4.14(a)(ii);

“Equity Security(ies)” shall mean the Preference Shares, debentures, bonds, loans, warrants, options, depositary receipts, debt securities, loan stock, notes, or any other instruments, securities or certificates, which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase or which represent or bestow any beneficial ownership or interest in, the Equity Shares or share capital of the Company;

“Fair Market Value” means higher of the two values: (i) the simple average of the fair market values derived from a valuation report submitted by two independent expert valuers appointed by the Company, one of the expert valuers being from any of the ‘Big Four’ accountancy firms (Ernst & Young, KPMG, Price Waterhouse Coopers, and Deloitte) or (ii) the value offered by a third party for the Equity Shares, on fully diluted basis, if any;

“Financial Year” means the accounting year of the Company commencing each year on April 1 and ending on the following March 31, or such other period as the Company, from time to time designates as its accounting year;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof, including any securities regulator in the relevant jurisdiction;

“GSHS Option Agreement” has the meaning given to such term in the preamble;

“GSHS Series O Subscription Agreement” means the subscription agreement dated 1st October 2013 between GSHS, SAIF, OCP, Network18 and the Company for the issue of 4,126,186 (four million one hundred and twenty six thousand and one hundred and eighty six) Series O Preference Shares issued to GSHS as part of the second round of funding under the series O funding round;

“GSHS Subscription Agreement” means the subscription agreement dated November 13, 2009 between GSHS, SAIF, Network18 and the Company;

“Indian Co” means TV18 Home Shopping Network Limited, a public limited company incorporated under the laws of India and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15, K.G. Marg, New Delhi – 110 001 – 110001, India;

“Indian Co CEO” has the meaning given to such term in Section 4.1(d);

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“IPO” has the meaning given to such term in Section 4.4(a);

“IRR” means internal rate of return;

“Liquidity Event” means any of the following:

(a)	the occurrence of an QIPO,

(b)

a genuine offer by a third party on an arms’ length basis to the Shareholders to acquire the entire issued share capital of the Company at a price per share which values the Company equal to or greater than the Post-Money Valuation calculated on a fully diluted basis and provides the holders of Series O Preference Shares such IRR as determined in accordance with Section 4.12 (including as to adjustments), provided that, at all times, if such offer is made on a date which falls within 24 (twenty four) months from 10th April 2013, then such offer will provide the holders of Series O Preference Shares with a return calculated in the manner set out in Schedule B-1 (a “Third Party Offer”), or

(c)

a genuine offer by a third party on an arms’ length basis to the holders of Series O Preference Shares for such third party to acquire all of the Series O Preference Shares held by the holders of Series O Preference Shares provided that such offer is made after a date falling 24 (twenty four) months from 10th April 2013 and that such offer is at a price per share which values the Series O Preference Shares equal to or greater than the Post-Money Valuation calculated on a fully diluted basis and on a pro-rata basis and provides the holders of Series O Preference Shares an IRR on their investment of an amount greater than or equal to 20% compounded on an annual basis (a “Series O Third Party Offer”);

“Liquidity Event IRR” means the IRR following a Liquidity Event as calculated in accordance with Schedule B or Schedule B-1 (as the case may be);

“Memorandum of Association” means the memorandum of association of the Company;

“Network18 Additional Series O Subscription Agreement” means the subscription agreement dated 1st October 2013 between GSHS, SAIF, OCP, Network18 and the Company for the issue of 750,216 (seven hundred and fifty thousand and two hundred and sixteen only) additional Series O Preference Shares issued to Network18 as part of the second round of funding under the series O funding round;

“Network18 Additional Option Agreement” has the meaning given to such term in the preamble;

“Network18 Group” means collectively, Network18 and any of its Affiliates that acquire Equity Shares or Equity Securities of the Company and signs the Deed of Adherence agreeing to be bound by the terms of this Agreement (other than the Company and the subsidiaries of the Company);

“Network18 Subscription Agreement” means the Subscription Agreement dated 8th April 2013 entered into between GSHS, SAIF, Network18, OCP and the Company for the issue of 5,626,617 (five million six hundred twenty six thousand six hundred and seventeen) Series O Preference Shares issued to Network18;

“Observer” has the meaning given to such term in Section 5.3(c);

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“OCP Additional Option Agreement” has the meaning given to such term in the preamble;

“OCP Additional Series O Subscription Agreement” means the subscription agreement dated 1st October 2013 between GSHS, SAIF, OCP, Network18 and the Company for the issue of 375,108 (three hundred and seventy five thousand and one hundred and eight) additional Series O Preference Shares issued to MAKIRA as part of the second round of funding under the series O funding round;

“OCP Subscription Agreement” means the Subscription Agreement dated 8th April 2013 entered into between GSHS, SAIF, Network18, OCP and the Company for issue of 5,626,618 (five million six hundred twenty six thousand six hundred and eighteen) Series O Preference Shares issued to OCP;

“Option” means the option granted pursuant to the Option Agreement and GSHS Option Agreement and the additional option granted pursuant to the Network18 Additional Option Agreement and the OCP Additional Option Agreement;

“Option Agreement” has the meaning given to such term in the preamble;

“Offer Notice” has the meaning given to such term in Section 8.3(a);

“Offer Period” has the meaning given to such term in Section 8.3(c);

“Offer Shares” has the meaning given to such term in Section 8.3(a);

“Offeror” has the meaning given to such term in Section 8.3(a);

“Original Issue Price” means the price per share at which the Company issued each Preference Share (including Series G Preference Shares) and each Equity Share to SAIF;

“Original Purchase Price” means the price per preference share at which the Company issued each additional Series O Preference Share to MAKIRA, Network18 and GSHS pursuant to the OCP Additional Series O Subscription Agreement, the Network18 Additional Series O Subscription Agreement and the GSHS Series O Subscription Agreement, respectively calculated by dividing the Pre-Money Valuation by 123,785,329 (one hundred twenty three million seven hundred and eighty five thousand and three hundred and twenty nine) being the total number of Equity Shares which were in issue on a fully diluted basis immediately prior to the Effective Date;

“Other Shareholder” has the meaning given to such term in Section 8.3(a);

“Parties” means, collectively, SAIF, GSHS, OCP, Network18 and the Company and their successors, and any other Person that becomes a party to this Agreement in accordance with the terms hereof, and “Party” means any one of such Persons individually;

“Percentage Interest” means, with respect to any Shareholder and as of any date, a number equal to a fraction, the numerator of which is the number of Equity Shares owned by such Shareholder on a fully diluted basis as of such date and the denominator of which is the total number of Equity Shares then issued and outstanding on a fully diluted basis;

“Person” includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, corporation, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

“PFIC” has the meaning given to such term in Section 14.16(b);

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“Post Money Valuation” means Pre-Money Valuation plus the Pre-IPO Investment;

“Preference Shares” means preference shares (save and except for the Series O Preference Shares) of any class or nature in the capital of the Company of a nominal value of USD 0.04 each, each Preference Share having the same voting rights as each Equity Share and provided conversion of such preference shares into Equity Shares is on a 1:1 basis as such ratio may be adjusted from time to time in accordance with the terms of such issue;

“Pre-IPO Investment” means: (a) an amount of USD 11,000,000 (United States Dollars Eleven Million only) raised by the Company pursuant to the issue of Series O Preference Shares to GSHS upon the terms, and subject to the conditions set out in GSHS Series O Subscription Agreement; (b) an amount of USD 2,000,000 (United States Dollars Two Million only) raised by the Company pursuant to the issue of additional Series O Preference Shares to Network18 upon the terms, and subject to the conditions set out in Network18 Additional Series O Subscription Agreement; (c) an amount of USD 1,000,000 (United States Dollars One Million only) raised by the Company pursuant to the issue of additional Series O Preference Shares to MAKIRA upon the terms, and subject to the conditions set out in OCP Additional Series O Subscription Agreement; and (d) together with any further amount raised by the Company pursuant to any issue of Equity Shares or Equity Securities after the Effective Date, other than through an IPO;

“Pre-Money Valuation” means USD 330,000,000 (United States Dollar Three Hundred and Thirty Million only);

“QIPO” means an IPO of the Equity Shares, which satisfies the following conditions:

(a)	the QIPO shall be undertaken through an offer for sale of the Registrable Shares or through a fresh primary issuance of Equity Shares by the Company or a combination of both (“IPO Shares”);

(b)	the IPO Shares are simultaneously listed and admitted for trading on an Acceptable Stock Exchange;

(c)	the IPO Shares shall be capable of being held by international as well as domestic investors;

(d)	the IPO Shares shall not be subject to any lock-in period under Applicable Laws;

(e)	the total amount raised from the issuance of new Equity Shares (including shares and share equivalents) in the IPO shall be the greater of:

(i)	15% of the total valuation of the Company (calculated on post IPO basis); or

(ii)	USD 60,000,000 (USD Sixty Million only); and

(f)	the total valuation of the Company at the time of the IPO shall be greater than the Post Money Valuation (calculated in a manner which does not take into account any amounts raised through the IPO);

“Redemption Notice” has the meaning given to such term in Section 4.13;

“Redemption Payments” has the meaning given to such term in Section 4.13;

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“Registrable Shares” means (i) any Equity Shares and/or Equity Securities (as the case may be) held by any of SAIF, GSHS, OCP (and any Affiliate of OCP to whom CENTAR and/or MAKIRA transfer any Equity Shares and/or Equity Securities (as the case may be) pursuant to Section 8.2), Network18, the Network18 Group or the employees/management of the Company; and (ii) any other Equity Shares and/or Equity Securities of the Company issued in respect of the Equity Shares and/or Equity Securities described in clause (i) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events; provided, however, that Equity Shares that are Registrable Shares shall cease to be Registrable Shares: (a) upon any sale pursuant to a Registration Statement, (b) with respect to a Shareholder, when such Shareholder is eligible to sell, transfer or otherwise convey all of such Shareholder’s Registrable Shares pursuant to Applicable Law, or (c) upon any sale in any manner to a person or entity which is not entitled to the rights provided by this Agreement;

“Registration Expenses” has the meaning given to such term in Section 4.7;

“Registration Statement” means a registration statement or prospectus filed by the Company with the relevant Governmental Authority for a public offering and/or listing on a stock exchange, and sale of Equity Shares and/or Equity Securities (other than a registration statement on any form for a limited purpose, any registration statement covering only Equity Shares and/or Equity Securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement solely for the purpose of registering Equity Shares and/or Equity Securities issued in a non-underwritten offering in connection with a merger, combination or acquisition);

“RFR Notice” has the meaning given to such term in Section 8.3(c);

“SAIF” has the meaning given to such term in the preamble to this Agreement;

“SAIF Subscription Agreement” means the subscription agreement, addendum and amendment dated May 17, 2006, and August 11, 2008 respectively executed amongst Network 18, SAIF, the Company and Television Eighteen India Limited;

“Selling Shareholder” has the meaning given to such term in Section 8.3(a);

“Selling Shareholder Consent” has the meaning given to such term in Section 8.3(b);

“Series O Conversion Ratio” shall initially be equal to 1:1 (one Series O Preference Share convertible into one Equity Share) and shall be subject to adjustments set out in this Agreement and the Articles of Association;

“Series O Drag-Along Acceptance Notice” has the meaning given to such term in Section 4.14(b)(i);

“Series O Preference Shares” has the meaning given to such term in the OCP Subscription Agreement, the Network18 Subscription Agreement, GSHS Series O Subscription Agreement, the Network18 Additional Series O Subscription Agreement, the OCP Additional Series O Subscription Agreement and the third party investor subscription agreement (if any), having such terms including as to conversion and adjustments as set forth in this Agreement and the Articles of Association and wherever the context requires, shall include additional Series O Preference Shares issued to a holder of Series O Preference Shares pursuant to exercise of the Option;

“Series O Remaining Shareholder” has the meaning given to such term in Section 4.14(a)(i);

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“Series O Third Party Offer” has the meaning given to such term in paragraph (c) of the definition of Liquidity Event;

“SHA” has the meaning given to such term in Section 2;

“Shareholders” means SAIF, GSHS, OCP and Network18, together with such other Persons as may following the date of this Agreement become parties to this Agreement under Section 14.8 and holding a legal or beneficial interest in any Equity Shares or Equity Securities, collectively, and “Shareholder” means any one of such Persons individually;

“Strategic Investor” means a Person who is engaged in the same business as the Business. For the avoidance of doubt it is clarified that Strategic Investor shall only mean an operating entity (including its Affiliates), which is in the business similar to the Business and not include any financial investor in the business similar to the Business;

“Subsequent Issue Price” has the meaning given to such term in Section 9.1(a);

“Subsequent Purchase Price” has the meaning given to such term in Section 9.1(b);

“Third Party Offer” has the meaning given to such term in paragraph (b) of the definition of Liquidity Event;

“Third Party Offer Selling Shareholders” has the meaning given to such term in Section 4.14(a);

“Transfer” has the meaning given to such term in Section 8.1(a); and

“USD” means the lawful currency of the United States of America.

1.2	Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

1.3	Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, (a) all references to Sections, paragraphs, clauses, Exhibits and Schedules are to Sections, paragraphs and clauses in, and Exhibits and Schedules to, this Agreement; and (b) the terms “herein”, “hereof”, “hereto”, ‘hereunder” and words of similar import refer to this Agreement as a whole.

1.4	The shareholding percentage of the Company wherever mentioned in this Agreement is based on a “fully diluted basis”, and “fully diluted basis” means that the calculation of shareholding should be made assuming that all outstanding Equity Securities convertible into or exercisable or exchangeable for Equity Shares (subject to any adjustments and whether or not by their term then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged; Accordingly, a Party’s right and obligations based on their respective shareholding of the Company should be based on their holding or deemed holding of Equity Shares as calculated on a “fully diluted basis”.

1.5	In case the due date mentioned in this Agreement falls on a Saturday or a Sunday or a public holiday in Cyprus, then the due date will be considered to be the next calendar date.

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2.	AMENDMENT AND RESTATEMENT OF THE ORIGINAL SHA

This Agreement shall come into force and effect from the Effective Date. On and from the Effective Date the Original SHA and the amended restated SHA dated 8th April 2013 entered into between the Parties (“SHA”) shall be amended such that it shall be read and construed for all purposes to be re-stated in its entirety by this Agreement. From the Effective Date, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede the Original SHA and the SHA; provided however, that any rights or obligations of the parties to the SHA arising subsequent to the date of the SHA but prior to Effective Date, shall not in any manner be affected or in any way superseded by the execution of this Agreement. Each such Party to this Agreement, which was also a party to the Original SHA and SHA agrees and acknowledges that its execution of this Agreement constitutes its consent for the purposes of Section 12.7 (Amendments and Waivers) of the Original SHA and Section 14.7 (Amendments and Waivers) of the SHA to all of the amendments, variations and supplements being effected to the Original SHA and the SHA by this Agreement.

3.	PURPOSE AND SCOPE

Subject to Applicable Law, each Shareholder, being a party to this Agreement, shall at all times vote and act as a shareholder of the Company to fulfill and comply with the provisions of this Agreement, to satisfy its obligations hereunder and in all other respects to comply with, and shall use reasonable efforts to cause the Company to comply with, this Agreement. Each Shareholder shall, at all times, cause its respective nominee(s) as Director(s) on the Board to act in accordance with this Agreement, to amend the Memorandum of Association and Articles of Association to conform to the purposes and intent of this Agreement and otherwise to be consistent with the terms of this Agreement, and to cause the Company to adopt such amended Memorandum of Association and Articles of Association through the passage of appropriate Board and Shareholders’ resolutions and to take such other actions as may be required under Applicable Law in this regard. The Company shall be bound by the provisions of this Agreement to the fullest extent of its capacity and power under Applicable Law. Network18 shall cause the members of the Network18 Group to, comply and adhere to the provisions of this Agreement. Any breach or violation of this Agreement by Network18, any of the members of the Network18 Group or the Company shall be deemed to be a breach or violation by the Network18 Group and the Company.

4.	GENERAL PROVISIONS

4.1	Structure of the Company and Indian Co

(a)	Nature of Company. The Company has been incorporated as a private limited company under the laws of Cyprus. Subject to Section 4.3, the Company shall be a limited liability company under the laws of Cyprus.

(b)	Registered Office. The registered office of the Company shall be at 10 Diomidous Street, Alphamega Akropolis Building, 3 Floor, Office 401, 2024 Nicosia, Cyprus or at any other place that may be mutually agreed by the Parties in writing.

(c)

Nature of Indian Co. The Indian Co has been incorporated as private limited company on 13 June 2006 under the name and style “TV18 Home Shopping Network Private Limited” under the Indian Companies Act, 1956. The Indian Co was subsequently converted into a public limited company and name of the Indian Co was subsequently changed to “TV18 Home Shopping Network Limited” with effect from 10th June 2008.

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(d)	Registered Office of Indian Co. The registered office of the Indian Co is located at 503, 504 & 507, 5th Floor, Mercantile House, 15, K.G. Marg, New Delhi – 110 001, India. Indian Co may also maintain such other offices at any other place or places within or outside India as may from time to time be determined by the Board. The chief executive officer of the Indian Co (“Indian Co CEO”) shall notify the Shareholders of any change in the address of the registered office /corporate office of the Indian Co.

4.2	Network18 Group Commitment

Network18 Group shall provide Indian Co access to the television and internet audience franchise of the television channels/websites belonging to the Network18 Group at fair market price in order to maximize the exposure of the Indian Co to the Network18 Group audience. In addition, Network18 Group will also provide internal production assistance and infrastructure support to Indian Co at fair market price as may be mutually discussed between the Parties. Indian Co will pay Network18 Group fair market price and reimburse Network18 Group for any out of pocket related to outside services for all such assistance and support on an actual basis.

4.3	Issue of Additional Equity Shares or Equity Securities by the Company

(a)	Subject to the provisions of Applicable Law, the Board may, from time to time, issue and allot at such price and upon such terms as it may decide and as permitted by Applicable Law, any or all of the unissued New Securities (as defined hereinafter), or any New Securities representing an increase in the share capital authorized under the provisions of the Memorandum of Association and Articles of Association; provided however, that unless otherwise agreed between the Shareholders in writing, as long as the Equity Shares are not listed on any stock exchange following an IPO, the Company shall not sell or otherwise issue to any Person any New Securities unless the Company complies with this Section 4.3(a), and unless, prior to such issue or sale, each Shareholder, and in case of GSHS as long as it holds 5% of the issued Equity Share capital of the Company on a fully diluted basis, shall have received from the Company (i) notice in writing of the terms of the proposed issue; and (ii) an opportunity to subscribe for such New Securities on the same terms and in an amount up to the product of such Shareholder’s Percentage Interest and the total number of New Securities proposed to be issued.

(b)

It is hereby clarified that if the Company intends or proposes to issue both Equity Shares and Equity Securities as New Securities, each Shareholder shall be entitled to subscribe for such number of each such Equity Securities and Equity Shares as is equal to (i) in respect of Equity Securities, the product of such Shareholder’s Percentage Interest and the total number of Equity Securities intended or proposed to be issued; and (ii) in respect of Equity Shares, the product of such Shareholder’s Percentage Interest and the total number of Equity Shares intended or proposed to be issued. Notwithstanding any provision in this Agreement to the contrary, if any Shareholder is prevented by Applicable Law from purchasing any New Securities, such Shareholder may designate one or more nominee(s) of such Shareholder to purchase such New Securities to the extent not prohibited by Applicable Law, provided such purchaser agrees to execute a Deed of Adherence agreeing to be bound by the terms of this Agreement and simultaneously with the purchase of such New Securities becomes a party to this Agreement. Any New Securities offered for subscription in accordance with Section 4.3(a) that are not purchased by the Shareholders (or their nominee in accordance with this Section 4.3(b)) within thirty (30) Business Days from receipt of the notice from the Company pursuant to Section 4.3 (a) (i) may be sold by the Company to any proposed purchaser identified by the Board provided that such purchaser is not a Strategic Investor (in case such purchaser is a Strategic Investor, the

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Strategic Investor shall be approved by GSHS), and the terms and conditions relating to the share ownership or holding of such purchaser has, in each case, been expressly approved by SAIF in writing prior to the sale or transfer by the Company, or if applicable, by OCP, in accordance with Schedule A-2. In the event that SAIF and/or OCP (as the case may be) grants its written consent to the purchaser identified by the Board, such purchaser shall, prior to any subscription of any of the New Securities, execute a Deed of Adherence agreeing to become bound by the terms of this Agreement and simultaneously with the purchase of such New Securities becomes a party to this Agreement unless all of the Parties to this Agreement agree in writing otherwise.

(c)	Network18 and each member of the Network18 Group acknowledges, agrees and confirms that in no event whatsoever shall any of the New Securities be issued by the Company or Transferred to any of Network18’s Affiliates, unless such Affiliate executes a Deed of Adherence agreeing to be bound by all of the obligations of the Network18 Group under this Agreement and shall correspondingly be entitled to all the rights of the Network18 Group under this Agreement. Notwithstanding anything contained in this Agreement, Network18 and each of member of the Network18 Group further acknowledges, agrees and confirms that (i) any issue of any of the New Securities to any such Affiliate shall not relieve Network18 from any of its obligations hereunder, (ii) Network18 and/or the Network18 Group shall repurchase all (but not less than all) such New Securities and such New Securities shall have been Transferred to Network18, prior to such Affiliate ceasing to be an Affiliate of Network18, and (iii) the restrictions set forth in this Section 4 shall continue to be applicable to the New Securities (or any interest therein) after any issuance of New Securities to any Affiliate of Network18. None of the securities of the Company shall be issued or Transferred to any subsidiary of the Company.

(d)	Notwithstanding the completion of any issuance or Transfer of New Securities of the Company to any of Network18’s Affiliates, Network18 and Network18 Group shall continue to be bound by all the obligations under this Agreement as the principal obligor without any requirement on the Person seeking a remedy or breach of any obligation to first seek recourse against any such Affiliate.

(e)	“New Securities” shall mean any new Equity Shares or any new Equity Securities issued after the date of this Agreement; provided, that the term “New Securities” does not include:

(i)	Equity Shares or Equity Securities issued to employees, consultants or directors of the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board prior to the Effective Date and which has been disclosed to the Shareholders prior to the date of this Agreement;

(ii)	Equity Shares issuable upon the exercise or conversion of Equity Securities in issue as of the date of this Agreement;

(iii)	Equity Shares or Equity Securities issued as a dividend or distribution on the Preference Shares and Series O Preference Shares;

(iv)	Equity Shares issued or issuable in connection with any stock split or split-up or other distribution on shares of Equity Shares that is covered under this Agreement;

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(v)	Equity Shares actually issued upon a valid conversion of the Series O Preference Shares into the Equity Shares; or Equity Securities issued upon the exercise of the Option; and

(vi)	Equity Shares issued for the purpose of undertaking the IPO and/or QIPO.

4.4	Initial Public Offering; Registration Rights.

(a)	The Shareholders will cause the Company to undertake an initial public offering (“IPO”) and sale of its Equity Shares according to a time schedule and in such global capital market or markets as the Board may determine; provided, however, that if no IPO has occurred by May 16, 2011, SAIF shall be entitled to cause the Company by notice in writing to the Company, and the Company shall upon receipt of such notice in writing from SAIF, undertake an IPO on an Acceptable Stock Exchange such that it will enable a public listing of the Equity Shares owned by SAIF simultaneously with the completion of the IPO.

(b)	The Company shall, to the extent permissible under Applicable Law, bear all costs and expenses relating to or in connection with an IPO. The Company will use its reasonable efforts to list the Equity Shares held by SAIF, the Network18 Group, OCP and GSHS in conjunction with, or in any event as soon as possible following, an IPO on an Acceptable Stock Exchange as chosen by SAIF provided that, if SAIF determines that the IPO must be on an Acceptable Stock Exchange, the Network18 Group is not in any manner prohibited under Applicable Laws from listing its Equity Shares on such Acceptable Stock Exchange.

(c)	Subject to the provisions of Applicable Law, in conjunction with or at any time after the closing of the IPO, SAIF, OCP and/or GSHS may each request, in writing (such requesting party or parties the “Demanding Party”), that the Company effect a registration of all or any part of the Registrable Shares owned by the Demanding Party and in the manner considered appropriate by the Demanding Party. If the Demanding Party intends to distribute the Registrable Shares by means of an underwriting, it shall so advise the Company. In the event such registration is underwritten, the right of other Shareholders to participate in such registration shall be conditioned on SAIF’s, OCP’s and GSHS’s participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Shareholders. Shareholders other than the Demanding Party, shall have the right, by giving written notice to the Company within thirty (30) calendar days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Shareholders may request in such notice of election, subject to the approval of the underwriter managing the offering. Notwithstanding any other provision of this Section 4.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall advise all holders of Registrable Shares which would otherwise be underwritten pursuant hereto that the number of shares that may be included in the underwriting shall be allocated to the holders of such Registrable Shares (subject to the below) on a pro rata basis based on the number of Registrable Shares requested by each such holder. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration. The Equity Shares held by the holders of Registrable Shares other than SAIF and OCP shall be withdrawn and excluded first, before any shares held by SAIF and OCP shall be withdrawn or excluded by SAIF and OCP (on a pro-rata basis). Thereupon, the Company shall, as expeditiously as possible, use its reasonable efforts to effect the registration of all Registrable Shares that the Company has been requested so to register. Such registration shall be done on such forms and in such manner as is considered appropriate by SAIF and OCP together.

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(d)	Subject to the provisions of Applicable Law, when the Company is eligible to file a Registration Statement relating to secondary offerings, SAIF and OCP will each have the right to require the Company to effect an unlimited number of Registration Statements of all or any portion of the Registrable Shares held by SAIF or OCP (as the case may be). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Shareholders. Such other Shareholders shall have the right, by giving written notice to the Company within thirty (30) calendar days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Shareholders may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use its reasonable efforts to effect the registration on the applicable forms of all Registrable Shares that the Company has been requested to register. If the registration pursuant to this Section is for an underwritten offering, the rights and responsibilities of the parties shall be in general conformity with the applicable procedural provisions of Section 4.4(c) hereof.

(e)	In the case of an IPO or QIPO (as the case may be), if the demand for Equity Shares of the Company exceeds the Company’s capital requirement, then the holders of the Series O Preference Shares shall have the option to sell a portion of their respective shareholding through a QIPO or IPO (as the case may be) in order to meet the excess demand of Equity Shares of the Company. If the other Shareholders of the Company also wish to sell their Equity Shares through such QIPO or IPO, then such number of Equity Shares of holders of Series O Preference Shares (after conversion) and Equity Shares of other participating Shareholders shall be sold, as are proportionate to their respective Equity Share capital, on a fully diluted basis, in the Company.

(f)	All such rights of SAIF, GSHS, OCP and the Network18 Group under this Agreement which are required to be terminated in accordance with the Applicable Law upon occurrence of an IPO or QIPO shall terminate immediately thereafter.

4.5	Incidental Registration.

(a)	Whenever the Company proposes to file a Registration Statement, including, but not limited to, Registration Statements relating to secondary offerings of securities of the Company, but, in any case, excluding Registration Statements pursuant to Section 4.4 and those relating to employee benefit plans or with respect to corporate reorganizations, at any time and from time to time, it will, at least thirty (30) calendar days prior to such filing, give written notice to all Shareholders of its intention to do so and, upon the written request of a Shareholder or Shareholders given within twenty (20) calendar days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its reasonable efforts to cause all Registrable Shares that the Company has been requested by such Shareholder or Shareholders to register or to be registered under Applicable Law to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Shareholder or Shareholders, provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 4.5, without having any obligation to any Shareholder.

(b)

In connection with any offering under this Section 4.5 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the good faith opinion of the underwriters, jeopardize the success of the offering

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by the Company. If, in the opinion of the managing underwriter, the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter in good faith believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, the Shareholders holding Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares of common stock of the Company (giving effect to the conversion into common stock of all securities convertible thereinto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

4.6	Registration Procedures.

If and whenever the Company is required by the provisions of this Agreement to use its reasonable efforts to effect the registration of any of the Registrable Shares under Applicable Law, the Company shall:

(a)	prepare and file with the relevant Governmental Authority a Registration Statement with respect to such Registrable Shares and use its reasonable efforts to cause that Registration Statement to become and remain effective for the earlier of one-hundred twenty (120) calendar days or until the completion of the distribution or as otherwise specified by SAIF and OCP;

(b)	as expeditiously as possible prepare and file with the relevant Government Authority any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with Section 4.5 (a), and comply with the provisions of Applicable Law with respect to the disposition of all securities covered by such Registration Statement;

(c)	as expeditiously as possible furnish to each selling Shareholder such reasonable numbers of copies of the registration statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of Applicable Law, and such other documents as the selling Shareholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Shareholder;

(d)	as expeditiously as possible use its reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the applicable securities or other laws of such jurisdictions as the selling Shareholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Shareholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Shareholder;

(e)

notify each selling Shareholder of such Registrable Shares at any time when a Registration Statement related thereto is effective under the Applicable Law, of the happening of any event as a result of which, or in the event the Company becomes aware that, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the

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purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)	cause all such Registrable Shares to be listed on an Acceptable Stock Exchange, chosen by SAIF provided that, if SAIF determines that the IPO must be on an Acceptable Stock Exchange, the Network18 Group is not in any manner prohibited under Applicable Laws from listing their Equity Shares on such Acceptable Stock Exchange;

(g)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering (each Shareholder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(h)	furnish, at the request of the initiating Shareholders holding a majority of the shares participating in the offering, on the date that such Registrable Shares are delivered to the underwriters for sale, if such shares are being sold through underwriters, or, if such shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Shares becomes effective: (i) an opinion, dated as of such date, from the counsel representing the Company for the purpose of such registration, in the form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the initiating Shareholders, addressed to the underwriters, if any, and to all participating Shareholders; and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the initiating Shareholders, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to all participating Shareholders; and

(i)	If the Company has delivered preliminary or final prospectuses to the selling Shareholders and after having done so the prospectus is amended to comply with the requirements of Applicable Law, the Company shall promptly notify the selling Shareholders and, if requested, the selling Shareholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Shareholders shall be free to resume making offers of the Registrable Shares.

4.7	Allocation of Expenses. Subject to Applicable Law, the Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration under Section 4.4 is withdrawn at the request of the Shareholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Shareholders after the date on which such registration was requested) and if the requesting Shareholders elect not to have such registration counted as a registration requested under Section 4.4, the requesting Shareholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company, the reasonable fees and expenses of one (1) special counsel selected by the selling Shareholders to represent the selling Shareholders, local jurisdiction fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Shareholders’ own counsel (other than the counsel selected to represent all selling Shareholders).

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4.8	Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 4, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

4.9	Information by Shareholder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

4.10	Post IPO. As long as GSHS holds 5% of the issued Equity Share capital of the Company, on a fully diluted basis, after the IPO, subject to the Applicable Law and the shareholding of the Parties in the Company, GSHS and Network18 Group shall endeavour to have their respective representatives on the Board of the Company and make best efforts to manage the Company in a manner as contemplated under this Agreement.

4.11	Liquidity Events.

(a)	Notwithstanding any other provision of this Agreement,

(i)

the Company undertakes to use, and the Shareholders undertake to procure that the Company uses, its best endeavours to undertake a QIPO at all times following 10th April 2013 until the date falling on the third anniversary of 10th April 2013; and

(ii)

if a Liquidity Event has not occurred within 2 (two) years from 10th April 2013, any holder of the Series O Preference Shares (following the giving of prior written consent of such holders of the Series O Preference Shares holding a simple majority of the total outstanding and issued Series O Preference Shares) shall be entitled to issue a notice in writing to the Company asking the Company to facilitate a Liquidity Event. Upon the issuance of such notice the Company shall use its best efforts to cause a Liquidity Event such that the valuation of the Company is not less than the Post Money Valuation.

4.12	Liquidity Event Adjustment.

Prior to undertaking any Liquidity Event, if it is determined that the Liquidity Event IRR in relation to the relevant time period in which such Liquidity Event occurs is less than or equal to 20 per cent or in case of a Third Party Offer (prior to expiry of 24 (twenty four) months from 10th April 2013) at an amount less than or equal to the amount set out in Schedule B-1 (as the case may be), then the Parties agree that the Company shall adjust the Series O Conversion Ratio in accordance with Schedule B or Schedule B-1 (as the case may be) and the Articles of Association such that following a Liquidity Event the holders of the Series O Preference Shares receive an IRR equal to the IRR determined in accordance with Schedule B or a return determined in accordance with Schedule B-1 (in case of a Third Party Offer prior to expiry of 24 (twenty four) months from the Effective Date). If each Series O Preference Share is converted into more than one Equity Share, then the Company shall cause the issuance and allotment to the relevant holder of Series O Preference Shares of the additional number of

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Equity Shares to which the holder of Series O Preference Shares is entitled to, such additional shares to be issued at par and be given as bonus shares and paid out of the share premium account of the Company.

4.13	Redemption.

(a)

If on the date of the third anniversary of 10th April 2013 (A) a Liquidity Event has not occurred; and (B) the Series O Preference Shares holders have not converted all their Series O Preference Shares into Equity Shares, then each holder of the Series O Preference Share shall have the right to require the Company to, and the Company shall, and the Parties shall procure that the Company shall, redeem all of their respective outstanding Series O Preference Shares in 3 (three) equal yearly instalments (the “Redemption Payments”) at the Original Purchase Price by giving one month’s written notice to the Company (the “Redemption Notice”). The holders of the Series O Preference Shares shall be entitled to deliver the Redemption Notice at any time, including prior to the date of the third anniversary of 10th April 2013, with such notice specifying the date on which the relevant first Redemption Payment shall be made to such holders of Series O Preference Shares, provided that such relevant first Redemption Payment shall not be earlier than the date of the third anniversary of 10th April 2013, with the remaining two relevant Redemption Payments being paid on the date of next two subsequent anniversaries of the date of the payment of the first Redemption Payment.

(b)	The Parties agree that the Company shall be able to use its distributable profits and share premium account (to the maximum extent possible under Applicable Law) to redeem the Series O Preference Shares following the delivery of a Redemption Notice.

(c)	If the Company has sufficient distributable profits and/or share premium account to effect any and all redemption(s) pursuant to any and all Redemption Notice(s) but does not have sufficient cash resources to effect such redemption(s), then the Company shall use its best endeavours to obtain third party financing either by way of a loan or an issue of new Equity Shares or Equity Securities, to be able to effect any such redemption(s).

(d)	If the Company does not have sufficient distributable profits to effect the redemption of the nominal value of any and all of the Series O Preference Shares pursuant to any and all Redemption Notices, the Company shall issue and allot to the Shareholders (other than OCP) and the Shareholders (other than OCP) agree to subscribe and pay for, such number of Equity Shares or Equity Securities pro rata to their Percentage Interest in accordance with this Clause 4.13 (d) so as to enable the Company to redeem in full the nominal value of each Series O Preference Share which is the subject of a Redemption Notice. It is clarified that SAIF and/or GSHS will have a right, but not an obligation, to subscribe to and pay for the Equity Shares (or Equity Securities) issued in furtherance of this Clause 4.13 (d) on a pro rata basis as per its/their Percentage Interest. In case SAIF and/or GSHS elect not to subscribe to any Equity Shares or Equity Securities issued in terms of this Clause 4.13 (d), the Equity Shares or Equity Securities not subscribed for by SAIF and/or GSHS, shall be subscribed by Network18.

(e)	Subject to Schedule A-2, the Company undertakes to, and the Shareholders undertake that the Company shall, maintain the reserves created by the Company’s share premium account at all times and shall not in any way cause such reserves to be reduced whether by way of distribution to any Shareholder or otherwise, including, but not limited to, by way of bonus issue of Equity Shares or Equity Securities, redemption of any Equity Shares or Equity Securities or paying up any partly paid Equity Shares or Equity Securities or otherwise.

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(f)	Subject to Clause 14.3(g), on each Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of Series O Preference Shares owned by each holder, that number of outstanding Series O Preference Shares determined by dividing (i) the total number of Series O Preference Shares outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

(g)	If on any Redemption Date laws of Cyprus governing distributions to shareholders prevents the Company from redeeming all Series O Preference Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

4.14	Liquidity Event Drag-Along.

(a)	If the Shareholders receive an offer which constitutes a Third Party Offer and the Shareholders holding not less than 90% of the Equity Shares on a fully diluted basis (the “Third Party Offer Selling Shareholders”) wish to accept such Third Party Offer then:

(i)	in the case of any Shareholder holding Series O Preference Shares (the “Series O Remaining Shareholder”), the Third Party Offer Selling Shareholders shall be entitled to require such Series O Remaining Shareholder(s) to convert the Series O Preference Shares that they hold into Equity Shares, subject at all times to the adjustments set out in Schedule B or Schedule B-1 (as the case may be), and require such Series O Remaining Shareholders to accept the terms of the Third Party Offer; and

(ii)	in the case of any Shareholders holding Equity Shares (the “Equity Shares Remaining Shareholder(s)”), the Third Party Offer Selling Shareholders shall be entitled to require such Equity Shares Remaining Shareholders to accept the terms of the Third Party Offer, each of (i) and (ii) being the “Drag-Along Right”.

(b)	Where Clause 4.14 (a) applies, the Third Party Offer Selling Shareholders shall serve a notice in writing on the Series O Remaining Shareholders and/or the Equity Shares Remaining Shareholders stating that the Selling Shareholder(s) is exercising its Drag-Along Right (the “Drag Notice”), following which:

(i)	each Series O Remaining Shareholder shall (i) give notice to the Company in accordance with this Agreement and the Articles of Association to convert the Series O Preference Shares which such Series O Remaining Shareholder holds, subject at all times to the adjustments set out in Schedule B or Schedule B-1 (as the case may be) and (ii) give notice to the Selling Shareholder(s) agreeing to accept the Third Party Offer (a “Series O Drag-Along Acceptance Notice”);

(ii)	each Equity Shares Remaining Shareholder shall give notice to the Selling Shareholder(s) agreeing to accept the Third Party Offer (an “Equity Shares Drag-Along Acceptance Notice” and together with a Series O Drag-Along Acceptance Notice, a “Drag-Along Acceptance Notice”);

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(iii)	if a Series O Remaining Shareholder and/or an Equity Shares Remaining Shareholder fails to service a Series O Drag-Along Acceptance Notice or an Equity Shares Drag-Along Acceptance Notice (as the case may be) within 15 (fifteen) Business Days of the Drag Notice it shall be deemed to have served a Series O Drag-Along Acceptance Notice or an Equity Shares Drag-Along Acceptance Notice (as the case may be); and

(iv)	if a Series O Remaining Shareholder or an Equity Shares Remaining Shareholder serves or is deemed to have served a Series O Drag-Along Acceptance Notice or an Equity Shares Drag-Along Acceptance Notice (as the case may be), it shall sell the relevant Equity Shares and/or Equity Shares received upon conversion of Series O Preference Shares to such third party at the price per Equity Share (calculated on a fully diluted basis) set out in the Third Party Offer within 30 (thirty) Business Days following the acceptance by all of the Shareholders of the Third Party Offer, and each of the Third Party Offer Selling Shareholders shall sell their Equity Shares and/or Equity Shares received upon conversion of Series O Preference Shares to such third party at a price equal to the price per Equity Share (calculated on a fully diluted basis) received by the Series O Remaining Shareholders and the Equity Shares Remaining Shareholders.

4.15	Reorganisation. It is agreed between the Parties that if any reorganization, consolidation or merger of the Company with another entity (in which more than 50% of the voting power of the Company is transferred) takes place, at such valuation of Company which is higher than the Post Money Valuation (“Permitted Acquisition”), then the holders of Series O Preference Shares shall be given instruments in the surviving entity which instruments shall be comparable or better in terms and seniority to the Series O Preference Shares (“New Instrument”). It is hereby clarified that unless the surviving entity is a public company which is listed on an approved exchange, the Permitted Acquisition shall not constitute “Liquidity Event” and accordingly, the conversion of the New Instrument shall be subject to the same adjustments as provided in Schedule B and the Articles of Association.

4.16	Non Compete. As long as either GSHS holds at least 5% of the issued Equity Share capital of the Company on fully diluted basis, or Network18 Group holds at least 15% of the issued Equity Share capital of the Company on a fully diluted basis, GSHS including its Affiliates will not directly or indirectly carry on such business in India which is similar to the Business. Notwithstanding the provisions of this Section, GSHS shall have a right to conduct wholesale trading business in India subject to the following conditions:

(a)	GSHS will not supply its products to a business which is in direct competition with the Business of the Company, Indian Co and their subsidiaries, including Indian Co;

(b)	GSHS will offer to the Company, the Indian Co., and their subsidiaries, most favourable terms for its products;

(c)	GSHS will offer the products to the Company, the India Co. and their subsidiaries exclusively for the first 6 months after the product is launched in India, except if it is otherwise agreed to between GSHS and the Company.

4.17	Joint and Several Liability/Obligation of CENTAR and MAKIRA. Any obligation or liability under this Agreement which has been referred to as the obligation or liability of OCP shall be construed to be the respective several and not joint nor joint and several obligation or liability of CENTAR or MAKIRA (as the case may be).

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4.18	Others. As long as either GSHS holds at least 5% of the issued Equity Share capital of the Company on fully diluted basis, or Network18 Group holds at least 15% of the issued Equity Share capital of the Company on fully diluted basis, Network18 Group including its Affiliates will not, directly or indirectly, carry on such business in India which is similar to the Business of the Company and its subsidiaries. It is clarified that the restrictions contained in this Section are in addition to the provisions of Section 14.18 of this Agreement.

5.	MANAGEMENT OF THE COMPANY

5.1	Incorporation Documents.

The Memorandum of Association and Articles of Association shall be in such form as is required by Applicable Law and shall contain, inter alia, the provisions set out in this Agreement to the extent not prohibited by Applicable Law, and shall otherwise be consistent with, and give effect to, the terms of this Agreement. On the Effective Date, the Parties shall, and shall cause the Company to and the Company shall, duly amend the Memorandum of Association and Articles of Association in existence on the date hereof and make any requisite filings with relevant Governmental Authorities so as to comply with the provisions of this Section 5.1 and to ensure that the Memorandum of Association and Articles of Association of the Company conform to the terms of this Agreement and contain the terms of this Agreement to the extent not prohibited by Applicable Law. Prior to the Effective Date, Network18, Network18 Group, GSHS, SAIF, OCP and the Company shall have worked together to ensure that all shareholder and Company authorizations and consents required in order to effect such amendments have been obtained and satisfied prior to the Effective Date.

5.2	General Powers.

(a)	The property, business and affairs of the Company shall be managed exclusively by and under the direction of the Board. The Board may exercise all such powers of the Company and have such authority and do all such lawful acts and things as are permitted by Applicable Law and the Company’s Articles of Association.

(b)	No regulation made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

5.3	Constitution of the Board of Directors.

(a)	The Company shall have a Board consisting of no more than 12 Directors. The number of representatives of the Shareholders (save and except for OCP) on the Board of Directors of the Company shall be in direct proportion to the shareholding of each shareholder (save and except for OCP) in the Company. As long as SAIF holds at least 5% of the issued Equity Share capital of the Company, on a fully diluted basis, it will have a right to nominate at least one Director on the Board of the Company. As long as GSHS holds at least 5% of the issued Equity Share capital of the Company, on a fully diluted basis, it will have a right to nominate one Director and one Observer on the Board of the Company. The initial strength of the Board shall be seven (7) Directors, appointed as follows:

(i)	2 members recommended and nominated by SAIF;

(ii)	4 members recommended and nominated by the Network18 Group; and

(iii)	1 member recommended and nominated by GSHS.

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If GSHS holds less than 5% of the issued Equity Share capital of the Company, on a fully diluted basis, then an independent director mutually acceptable to SAIF and Network18 Group may be appointed.

(b)	The Shareholders shall vote the Equity Shares held by them to elect and appoint as Directors the individuals nominated by SAIF, GSHS and the Network18 Group in accordance with this Agreement. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the Shareholder nominating such Person, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company. For the avoidance of doubt, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Business, or is guilty of fraud, dishonesty or any criminal offence (save for minor road traffic offences). No Shareholder may cause the removal of a Director except the shareholder that has nominated such Director.

(c)	As long as GSHS holds at least 5% of the issued Equity Share capital of the Company, on a fully diluted basis, GSHS shall have the right to designate a representative (the “Observer”) to attend all meetings of the Board and Board committees of the Company (whether in person, telephonically or otherwise) in a non-voting, observer capacity and the Company shall provide to such Observer, concurrently with the members of the Board or the Board committee, as applicable, and in the same manner, notice of such meeting and a copy of all materials provided to such members. In the absence of a separate express written proxy, power of attorney, or other instrument duly executed by GSHS appointing the Observer as an alternate director, the Observer shall not have the power

(i)	to vote or abstain from voting on any matters or resolutions put to the Board;

(ii)	to grant or withhold any approval, consent, or waiver or exercise or decline to exercise any right or privilege inuring to the investor as a Shareholder of the Company;

(iii)	to accept any notice, communication, or service of legal process; execute contracts, instruments or deeds; or

(iv)	otherwise to act for or as an agent or legal representative of GSHS.

5.4	Committees.

(a)	Each committee/sub-committee of the Board of the Company shall be constituted in a manner whereby SAIF, GSHS and the Network18 Group have a representation on such committee/ sub-committee in proportion to their representation on the Board of the Company.

(b)	The Board will form a sub-committee for agreeing on the annual budget of the Company and Indian Co. The sub-committee will consist of a representative of GSHS, SAIF, Network18 Group respectively and Company CEO. The annual budget will be considered agreed and will be adopted by the Company and Indian Co in case any two committee members amongst SAIF, Network18 Group or GSHS agree regardless of Section 5.4(a). The Company CEO will not have a right to vote to approve the annual budget. If there is no consensus on the annual budget and the budget committee members do not agree on an annual budget for a year, then the annual budget for the previous year will remain in effect as the budget for the then current year with additions

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(i) which reflects such increases in costs as are determined by contract or otherwise; and (ii) amounts that have not been adjusted in accordance with the foregoing sentence, they shall be increased by 15%.

5.5	Alternate Directors.

Any Director appointed to the Board shall be entitled to nominate an alternate to attend and vote at Board meetings in his absence. Such alternate shall be approved in writing by the Shareholder who appointed such nominating Director.

5.6	D&O Insurance; Keyman Insurance; Costs.

(a)	To the extent it is available and permissible under Applicable Law, the Shareholders shall cause the Company to, and the Company shall, maintain appropriate insurance coverage and provide for standard indemnification provisions in the Articles of Association of the Company for the Directors, executive officers, the Company CEO and other officers and representatives of the Company in relation to the discharge of their respective duties.

(b)	Subject to Applicable Law, the Company shall reimburse all Directors for reasonable travel, hotel and other expenses incurred in connection with the Board or committee meetings or otherwise in working and carrying out their responsibilities for the Company.

(c)	To the extent it is available and permissible under Applicable Law, the Shareholders shall cause the Company to, and the Company shall, maintain appropriate insurance coverage for senior management team members, to the satisfaction of SAIF, subject to reasonable costs.

5.7	Meetings of Board; Quorum.

(a)	The Board shall hold no less than (i) one meeting every three calendar months and (ii) four meetings in any given Financial Year. Such meetings shall be held at the Company’s registered office or such other place as the Board may from time to time determine. No less than fifteen (15) calendar days’ prior written notice of every meeting of the Board shall be given to every Director of the Board; provided, however, that, any given meeting of the Board may be held upon shorter notice if all the Directors waive such notice period. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the Board. Any Director may request the Chairman to call a meeting of the Board. Upon such request, the Chairman shall call a meeting of the Board.

(b)	The company secretary shall maintain a minute book recording the minutes of each meeting of the Board. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member is not present at any Board meeting, copies of all documents considered by the Board at such meeting shall be promptly delivered to him with a copy of the relevant minutes.

(c)	To the extent permissible by Applicable Law, any Director may participate in a Board meeting by means of a telephone or video conference.

(d)	Notwithstanding any other provisions of this Section 5, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.

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(e)	The presence in person of at least three (3) Directors on the Board shall be required to constitute a quorum at a meeting of the Board or committee thereof; provided, however, that no quorum shall exist unless one (1) Director nominated by SAIF, one (1) director nominated by GSHS and one (1) director nominated by the Network18 Group are present. In the absence of a quorum, the meeting of the Board or committee thereof shall be adjourned by the Directors present and shall be reconvened fourteen (14) calendar days thereafter on the same day, time and place. At any such adjourned meeting, subject to Section 5.7(b) and provided that a due notice of such adjourned meeting has been given, the presence in person of at least three (3) Directors on the Board shall be required to constitute a quorum.

(f)	Each Director on the Board shall have only one vote. The Chairman of the Board shall not have a second or casting vote. The Chairman shall be a Director nominated by the Shareholder holding the largest percentage interest in the Equity Share capital of the Company on a fully diluted basis.

5.8	Powers of the Directors.

(a)	Subject to the provisions of Section 5.8(b) and (c), the Board shall act by majority vote. For the avoidance of doubt, all decisions, actions and resolutions of the Board shall, subject to the provisions of Section 5.8(b) and (c), be adopted by the affirmative vote of a simple majority of the members of the Board.

(b)	Notwithstanding any other provision of this Agreement, no action or decision will be taken by the Board (including by way of passing resolutions by circulation) in respect of any of the matters listed in Schedule A hereof without the affirmative votes of a Director nominated by SAIF and by the Network18 Group. The Parties further agree that no affirmative vote of a Director nominated by SAIF in respect of any of the matters listed in Schedule A shall be required if SAIF, at any time, holds less than 5% of the Equity Share capital of the Company, on a fully diluted basis.

(c)	Notwithstanding any other provision of this Agreement, no action or decision will be taken by the Board (including by way of passing resolutions by circulation) in respect of any of the matters listed in Schedule A-1 hereof without the affirmative votes of a Director nominated by GSHS, SAIF and by the Network18 Group. The Parties further agree that no affirmative vote of a Director nominated by GSHS in respect of any of the matters listed in Schedule A-1 shall be required if GSHS, at any time, holds less than 5% of the Equity Share capital of the Company, on a fully diluted basis.

(d)	A Director may from time to time disclose to the Shareholder who appointed him and its representatives such information as he/she has regarding the Company or its business and operations as shall reasonably be requested by the Shareholder appointing him. Any such disclosure shall not (and shall not be deemed to be) a breach of this Agreement or any confidentiality obligations.

5.9	Applicability to Indian Co.

The provisions of this Section 5 shall apply mutatis mutandis to the management of Indian Co, so that the reference to the term “Company” including any reference to the term “Company” in Schedule A and Schedule A-1 to this Agreement shall refer to each subsidiary of the Company including the Indian Co., and the reference to the defined terms in relation to the Company shall have the correlative meaning in relating to each subsidiary of the Company including the Indian Co.

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5.10	Amendment to Articles of Association

The Parties agree that the articles of association of the Company and Indian Co. shall be amended so as to incorporate therein all applicable provisions of this Agreement. In the event of any inconsistencies or conflicts between any of the provisions of this Agreement and any of the provisions of the articles of association of the Company and the Indian Co., this Agreement shall prevail and the Parties shall procure that, to the maximum extent possible and permitted by Applicable Law, all relevant articles shall be amended so as to comply with the provisions of this Agreement.

6.	SHAREHOLDER MEETINGS

6.1	General Meeting of Shareholders.

The Company shall hold no less than one general meeting of the shareholders in any given calendar year. Except as provided in this Section 6, all general meetings of the shareholders shall be governed by Applicable Law and the Memorandum of Association and Articles of Association. The Chairman of the Board shall preside at all general meetings of the shareholders provided that the Chairman of a general meeting shall not have a casting vote. If the Chairman is absent or fails to serve as the presiding officer at any such general meeting of the shareholders, a Director as may be mutually agreed by the shareholders shall preside in the Chairman’s place. To the extent permissible by Applicable Law, a shareholder may participate in a general meeting by means of a telephone or video conference.

6.2	Notice of Shareholders Meetings.

Prior written notice of at least twenty one (21) calendar days shall be given to the Shareholders for all general meetings; provided, however, that any given meeting of the Shareholders may be held upon shorter notice if all the Shareholders waive such notice period in accordance with the provisions of Applicable Law. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the shareholders.

6.3	Quorum.

The quorum for a general meeting of the shareholders shall be the presence in person of at least four (4) members; provided, however, that no quorum shall exist until at least one nominee or representative appointed or authorized by each of SAIF, GSHS, OCP and the Network18 Group are present at the meeting. In the absence of a quorum, the general meeting shall be adjourned by the shareholders present and shall be reconvened on such date, time and place as may be decided by the Board. Subject to Section 6.4(c), at any such adjourned general meeting the presence in person of any two (2) members shall constitute a quorum, provided, however, that if the adjourned meeting is an extraordinary general meeting of the Company, no quorum shall exist until at least 1 (one) nominee or representative appointed or authorized by each of SAIF and the Network18 Group is present at such adjourned meeting. Prior written notice of at least 30 (thirty) calendar days shall be given to all the shareholders in order to convene such adjourned meetings; provided, however, that any given general meeting of shareholders may be held upon shorter notice if all the shareholders waive such notice period.

6.4	Voting Requirements.

(a)	Except as required under Applicable Law and subject to Section 6.4 (c), the vote of a majority of the Shareholders present at a validly called meeting (including, without limitation, a reconvened meeting) at which a quorum is present shall be required for any action to be taken by the Company’s shareholders on any matter. At each shareholders meeting, each Shareholder shall have the voting rights in proportion to such Shareholders’ share of the total issued and outstanding Equity Share capital of the Company on a fully diluted basis.

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(b)	Notwithstanding any other provisions of this Section 6, a resolution in writing signed by all Shareholders (which resolution may consist of several counterparts) shall be as valid and effective as if it had been passed at a duly convened Shareholders’ meeting.

(c)	Notwithstanding any other provision of this Agreement, no action or decision will be taken by the Shareholders of the Company in respect of any of the matters listed in Schedule A hereof (including any action in a meeting of the shareholders or any action without such a meeting, whether by adopting resolutions by circulation or otherwise) without the affirmative votes or approvals of an authorized representative each of SAIF and the Network18 Group. The Parties further agree that no affirmative vote of an authorized representative of SAIF in respect of any of the matters listed in Schedule A shall be required if SAIF, at any time, holds less than 5% of the Equity Share capital of the Company, on a fully diluted basis.

(d)	Notwithstanding any other provision of this Agreement, no action or decision will be taken by the shareholders of the Company in respect of any of the matters listed in Schedule A-1 hereof (including any action in a meeting of the shareholders or any action without such a meeting, whether by adopting resolutions by circulation or otherwise) without the affirmative votes or approvals of an authorized representative each of GSHS, and the Network18 Group. The Parties further agree that no affirmative vote of an authorized representative of GSHS in respect of any of the matters listed in Schedule A-1 shall be required if GSHS, at any time, holds less than 5% of the Equity Share capital of the Company, on a fully diluted basis.

(e)	No decision of the Board shall be taken with respect to any matter listed in Schedule A and Schedule A-1 with respect to which any Director nominated by SAIF or GSHS or the Network18 Group is considered an interested Director under Applicable Law, unless such matter has been approved at a meeting of the shareholders in the manner set forth in Section 6.4 (c) and Section 6.4 (d) hereinabove.

6.5	Deadlock

(a)	If a Board meeting or Shareholders Meeting could not be convened after three (3) successive attempts or the respective Directors at Board meetings or Shareholders at Shareholders meetings fail to agree or reach a consensus on any matter set out in Schedule A-1 for three (3) consecutive meetings, where all such three (3) Board meetings or Shareholders Meeting have taken place within a period of thirty (30) calendar days, an event of a deadlock would be deemed to have arisen (“Deadlock”). In case the three (3) consecutive Board meetings or Shareholders Meeting do not take place within a period of forty five (45) calendar days for absence of GSHS, on the expiry of forty five (45) calendar days from the first meeting where the disagreement arose, a Deadlock shall be deemed to have arisen and the Deadlock provisions as set out in this Section will become applicable. Notwithstanding the above, the Shareholders agree that they shall not, and shall procure that the Company will not, pass any resolutions approving any matters set out in Schedule A-1 without the affirmative vote of GSHS.

(b)	Deadlock Resolution

(i)	In the event of a Deadlock, any Shareholder may issue a written notice to the other Shareholders setting out particulars of the Deadlock and requesting consultation (“Deadlock Notice”). Upon the receipt of a Deadlock Notice, the

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Shareholders shall attempt to resolve the Deadlock promptly through good faith negotiations and consultations; provided that if the Shareholders are unable to resolve the Deadlock within a period of thirty (30) calendar days from the date of the Deadlock Notice, the Shareholders will not and shall procure that the Company will not take any action in connection with the matter or matters in respect of which the Deadlock arose.

6.6	Applicability to Indian Co.

The provisions of Sections 6 shall apply mutatis mutandis to the management of Indian Co. so that the reference to the term “Company” including any reference to the term “Company” in Schedule A and Schedule A-1 to this Agreement shall refer to each subsidiary of the Company including the Indian Co, and the reference to the defined terms in relation to the Company shall have the correlative meaning in relation to each subsidiary of the Company including the Indian Co.

7.	SERIES O PREFERENCE SHAREHOLDERS VETO MATTERS

Notwithstanding any other provision of this Agreement, the Shareholders agree that they shall not and shall procure that the Company and each of its subsidiaries shall not take any decision or action concerning any of the matters set forth in Schedule A-2 (at shareholders meetings or the meetings of the Board) without the prior written consent of each of the holders of Series O Preference Shares.

8.	DEALING WITH SHARES

8.1	Restrictions on Transfer of Equity Shares and Equity Securities.

(a)	Except as expressly provided in this Agreement, none of the Network18 Group or SAIF or GSHS or OCP shall, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or otherwise create any Encumbrance on (any such event, a “Transfer”) any Equity Shares or Equity Securities or any of its rights or obligations under this Agreement except in accordance with the provisions hereof. Each of SAIF, GSHS, OCP and the Network18 and/or Network18 Group shall cause the Company to enter into agreements with all other holders of shares of capital stock of the Company to comply with the terms of this Section 8.

(b)	A purported Transfer of Equity Shares or Equity Securities in contravention of or inconsistent with the terms of this Agreement shall be null and void and shall not be binding on the Company or the Board.

8.2	Permitted Transfer.

(a)	OCP may at any time Transfer any Equity Shares or Equity Securities to any of its Affiliates, subject to such Affiliate executing a Deed of Adherence.

(b)	Notwithstanding anything contained in this Agreement, OCP acknowledges, agrees and confirms that (i) any Transfer by OCP of Equity Shares or Equity Securities to any such Affiliate shall not relieve OCP from any of its obligations hereunder; (ii) OCP shall repurchase all (but not less than all) Equity Shares and/or Equity Securities from such an Affiliate, prior to such Affiliates ceasing to be an Affiliate of OCP or make such Affiliate Transfer all (but not less than all) of the Equity Share and/or Equity Securities held by it to another Affiliate of OCP, who shall execute the Deed of Adherence.

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(c)	Notwithstanding the completion of any Transfer of Equity Shares or Equity Securities by OCP to any of its Affiliates, OCP shall continue to be bound by all the obligations under this Agreement as the principal obligor without any requirement on the Person seeking a remedy or breach of any obligation to first seek recourse against any such Affiliate. For sake of clarity, in the event of part transfer by OCP of its shareholding to any of its Affiliates, the aggregate shareholding of OCP and its Affiliates shall be taken as one single block for the purpose of determination of rights of OCP under this Agreement.

8.3	Right of First Refusal.

(a)	Except for any Transfer of the Equity Shares or Equity Securities of Network18 to any of its Affiliates in accordance with Section 4.3(c) or by OCP pursuant to Section 8.2, in the event that any Shareholder desires to Transfer all or a portion of the Equity Shares or Equity Securities held by it (the “Selling Shareholder”) pursuant to a bona fide offer by any Person (“Offeror”), the Selling Shareholder shall immediately deliver a written notice (“Offer Notice”) to the other Shareholders (“Other Shareholder”) describing accurately and in reasonable detail the terms and conditions of the offer, including the timing as to execution, the number of Equity Shares or Equity Securities subject to the offer (the “Offer Shares”) and the price to be paid for such Equity Shares or Equity Securities pursuant to such offer, the name and address of the Offeror, any agreements or documents to be executed and delivered relating to such offer, any related terms and conditions and any additional information reasonably required by the Other Shareholder. Notwithstanding any provision of this Agreement, the Selling Shareholder shall not Transfer the Offer Shares to, or enter into any binding agreement in respect of the Offer Shares with, the Offeror unless and until the terms and requirements of Section 8.3(b) through (g) are satisfied.

(b)	Upon the Offer Notice being delivered to the Other Shareholder, the Other Shareholder shall have the right, exercisable at its sole discretion but subject to Section 8.4 of this Agreement to purchase on a pro rata basis to its Percentage Interest all, but not less than all, of the Offer Shares offered to it, on such terms and conditions that are no less favourable to the Other Shareholder than those specified in the Offer Notice in accordance with the terms of Section 8.2(c). The Other Shareholder may only exercise the right contained in this Section directly, provided, however, that the Other Shareholder may also exercise the right contained herein through a third party which has, in the sole and absolute discretion of the Selling Shareholder, been approved in writing by the Selling Shareholder (the “Selling Shareholder Consent”), no later than seven (7) Business Days from the date of such request by the Other Shareholder. If the Selling Shareholder does not deliver the Selling Shareholder Consent within 7 Business Days of the request by the Other Shareholder, such non-delivery shall constitute a deemed rejection by the Selling Shareholder, provided, however, that in no event whatsoever shall the Selling Shareholder be liable for, and no rights or claims shall arise or result against the Selling Shareholder from such failure to deliver the Selling Shareholder Consent.

(c)	If the Other Shareholder, in its sole discretion, elects to purchase or nominate a third party to purchase, as applicable, all, but not less than all, of the Offer Shares offered to it pursuant to Section 8.3(b) above, the Other Shareholder shall, within the time period set forth in the Offer Notice, provided that such period shall in no event be less than thirty (30) calendar days from the date the Offer Notice is received by the Other Shareholder (such period, the “Offer Period”), give to the Selling Shareholder a notice in writing exercising its right of first refusal (a “RFR Notice”). If a RFR Notice is provided by the Other Shareholder, the transaction of purchase and sale shall be completed by the Other Shareholder within the time frame specified in the offer by the

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Offeror, provided that such period shall in no event be less than ten (10) Business Days following the expiry of the Offer Period, and provided further that such obligation to complete the transaction shall be is subject to receipt of requisite governmental approvals which approvals shall be promptly applied for by the Company, the Other Shareholders and/or the Selling Shareholder, as the case may be and as applicable, in good faith.

(d)	If the Other Shareholder, in its sole discretion, does not exercise its rights under Section 8.3(b), and does not, within the Offer Period, provide the RFR Notice then the remaining Other Shareholder shall have the right to purchase all the Offer Shares that have been rejected or not accepted by such Other Shareholder on a pro rata basis to the remaining Other Shareholder exercising such right. The Company shall provide at least 10 days notice to the remaining Other Shareholder to exercise their right to purchase all the Offer Shares that have been rejected or not accepted by the Other Shareholder. In case all the Other Shareholder do not exercise its rights under Section 8.3(b), and does not, within the Offer Period and, or 10 days notice period as mentioned above, provide the RFR Notice, the Selling Shareholder may sell the Offer Shares to the Offeror after the expiry of the Offer Period, but within a period of one (1) month of the expiry of the Offer Period, and for a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice. If the Offer Shares are not sold within such one month period on such terms, the rights of the Other Shareholder pursuant to this Section 8.3 shall again take effect and revive with respect to any sale of Equity Shares or Equity Securities of the Company held by the Selling Shareholder.

(e)	Notwithstanding any provision of this Agreement, the Other Shareholder shall be entitled to require reasonable evidence from the Selling Shareholder that the purchase and sale of the Offer Shares was completed at a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice.

(f)	All notices given under this Section shall also be given concurrently to the Company.

(g)	The Selling Shareholder shall at all times in soliciting or accepting any offers from any third party, condition such proposed sale on the execution of a Deed of Adherence under which the party to whom any Equity Shares or Equity Securities would be sold would agree to be bound by the provisions of this Agreement. The Offeror shall, as a condition to the effectiveness of any Transfer of Equity Shares or Equity Securities contemplated in this Section 8.3, deliver to the Company (i) such Offeror’s Deed of Adherence agreeing to be bound by the provisions of this Agreement upon consummation of the Transfer and (ii) any other information reasonably requested by the Company. The Selling Shareholder and/or the Offeror shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with any such Transfer.

(h)	The Parties agree that SAIF shall be entitled to its “rights of first refusal” vis-à-vis Network18 contained in this Section 8.3 (as described in 8.3 (a) through (g)), only if, upon the consummation of such sale, the Company would no longer be controlled by the Network18 Group or the voting shares held collectively by the Network18 Group would fall below 51% of the total outstanding voting share capital of the Company. For the avoidance of doubt, it is clarified that the rights of SAIF under this Section 8.3 will only apply in the circumstances specified in this Section 8.3(h) and SAIF will be entitled to its “right of first refusal” vis-à-vis GSHS irrespective of Network18 Group controlling the Company and/or its shareholding in the Company.

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8.4	Co-Sale Rights.

(a)	If a Shareholder of Network18 Group proposes to Transfer any Equity Shares or Equity Securities, then the Network18 Group Shareholder shall promptly give written notice (the “Co-Sale Notice”) simultaneously to the Company and to GSHS, OCP and SAIF at least forty five (45) calendar days prior to the completion of such Transfer. The Co-Sale Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Equity Shares or Equity Securities to be Transferred, the nature, terms and conditions of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b)	Upon receipt of the Co-Sale Notice, SAIF, OCP and GSHS shall have the right, exercisable upon written notice to such Network18 Group’s Shareholder, with a copy to the Company, within ten (10) Business Days after receipt of the Co-Sale Notice, to participate in such Transfer of Equity Shares or Equity Securities on the same terms and conditions, provided that the total number of Equity Shares or Equity Securities that are available to be so transferred shall be split between SAIF, GSHS, OCP and Network18 Group Shareholder in proportion to their Percentage Interest. If the Transfer relates to Equity Securities, such notice shall indicate the number of Equity Securities, SAIF, OCP and GSHS wish to Transfer under its right to participate. If the Transfer relates to Equity Shares, such notice shall indicate the number of Equity Shares which represent that number of Equity Securities that are at such time convertible into Equity Shares, and that SAIF, OCP and GSHS wish to Transfer under their right to participate. If the Transfer relates to both Equity Shares and Equity Securities, such notice shall indicate the number of Equity Securities up to that number of Equity Securities, SAIF, OCP and GSHS wish to Transfer under its right to participate and the number of Equity Shares which represent that number of Equity Securities that at such time are convertible into Equity Shares and which SAIF, OCP and GSHS is willing to Transfer.

(c)	SAIF and/or GSHS and/or OCP shall effect its participation in the Transfer by promptly delivering to such Network18 Group Shareholder for Transfer to the prospective purchaser one or more instruments of transfer, properly executed for transfer; provided, however, that if the prospective purchaser objects to the delivery of Preference Shares in lieu of Equity Shares, SAIF, OCP and GSHS shall request the Company to convert, and the Network18 Group Shareholders shall cause the Company to convert (and the Company shall convert) such Preference Shares into Equity Shares and deliver Equity Shares. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the prospective purchaser.

(d)	The share certificate or certificates that SAIF or OCP or GSHS deliver pursuant to Section 8.4 shall be cancelled and the name of the prospective purchaser shall be entered in the Register of Members of the Company and new share certificate(s) should be issued to the prospective purchaser in consummation of the Transfer of the Equity Shares or Equity Securities pursuant to the terms and conditions specified in the Co-Sale Notice, and the Network18 Group Shareholder shall concurrently therewith remit to SAIF, OCP and GSHS that portion of the proceeds to which SAIF, OCP and GSHS is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such Transfer or otherwise refuses to accept, acquire or receive shares or other securities from SAIF and/or GSHS and/or OCP exercising its rights of co-sale hereunder or if the Network18 Group Shareholder fails in any manner to comply with the terms of this Section, such Network18 Group Shareholder shall not Transfer to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such Transfer, such Network18 Group Shareholder shall purchase or acquire such shares or other securities from SAIF, OCP and GSHS on the same terms and conditions as are specified in (or should have been included in and, as the case may be, are contained in) the Co-Sale Notice.

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(e)	The exercise or non-exercise of the rights of SAIF and/ or GSHS and/or OCP hereunder to participate in one or more Transfers of Shares made by any Network18 Group Shareholder shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Section.

(f)	To the extent that SAIF and/or GSHS and/or OCP does not elect to participate in the Transfer that is the subject of the Co-Sale Notice, such Network18 Group Shareholder may, not later than sixty (60) calendar days following delivery to the Company and SAIF and GSHS and OCP of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Shares covered by the Co-Sale Notice within thirty (30) calendar days of the expiry of such sixty (60) calendar days period on terms and conditions that are the same as those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions different than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any Equity or Preference Shares by Network18 Group Shareholder shall again be subject to the rights of SAIF, OCP and GSHS set forth herein and shall require compliance by Network18 Group Shareholder with the procedures described herein.

9.	ANTI-DILUTION; LIQUIDATION PREFERENCE

9.1	Anti-Dilution.

(a)	Except for any (i) Equity Shares or Equity Securities issued to SAIF pursuant to Section 9.1; (ii) Equity Shares or Equity Securities issued to SAIF pursuant to Section 2.1 of the SAIF Subscription Agreement; (iii) Equity Shares or Equity Securities issued to the Network18 Group pursuant to Section 2.1 of the SAIF Subscription Agreement (and the purchase price, if any, payable for any of the foregoing Equity Shares or Equity Securities), and (iv) any Equity Shares or Equity Securities issued under Section 4.3(a) of this Agreement, if the Company, at any time and from time to time after the date of this Agreement, issues additional Equity Shares or Equity Securities to any Person at a price per Equity Shares or Equity Securities that is -lower than the Original Issue Price (such lower price per Equity Shares or Equity Securities, the “Subsequent Issue Price”), SAIF shall have the right to cause the Company to issue, and the other Shareholders shall cause the Company to issue, and the Company shall be obligated to issue, such number of additional Equity Shares or Equity Securities to SAIF such that the average consideration paid by SAIF per Equity Shares or Equity Securities to acquire all the Equity Shares or Equity Securities issued to it by the Company through the time of such issuance (including the Equity Shares or Equity Securities acquired by SAIF pursuant to this Section 9.1) is equal to the Subsequent Issue Price.

(b)

Except for any (i) Equity Shares or Equity Securities issued to the holders of the Series O Preference Share pursuant to Section 9.1; (ii) Equity Shares or Equity Securities issued to OCP pursuant to the OCP Subscription Agreement; (iii) Equity Shares or Equity Securities issued to the Network18 pursuant to the Network18 Subscription Agreement; (iv) any Equity Shares or Equity Securities issued under Section 4.3(a) of this Agreement; (v) Equity Shares issued to GSHS and/or SAIF and/or Network18 pursuant to the exercise of warrants held by them; (vi) any Equity Securities issued to the holders of Series O Preference Shares pursuant to the exercise of the Option; (vii) Equity Share or Equity Securities issued to GSHS pursuant to the GSHS Series O Subscription Agreement; (viii) any Equity Shares or Equity Securities issued to Network18 pursuant to the Network18 Additional Series O Subscription Agreement; (ix) any Equity Shares or Equity Securities issued to OCP pursuant to the OCP

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Additional Series O Subscription Agreement, if the Company, at any time and from time to time after the date of this Agreement issues additional Equity Shares or Equity Securities to any Person at a price per Equity Share or Equity Security that is lower than the Original Purchase Price, then the holders of the Series O Preference Shares shall have the right to cause the Company to issue, and the other Shareholders shall cause the Company to issue, and the Company shall be obligated to issue, such number of additional Equity Shares or Equity Securities to GSHS and/or OCP and/or Network18 in accordance with the terms of the Articles of Association.

9.2	Liquidation Preference.

(a)	Upon any Liquidation Event (as defined in Section 9.2 (c)), SAIF and the Series O Preference Share holders shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transactions prior to any distribution to the holders of the Equity Shares or other Equity Securities, an amount per Equity Security equal to: (i) the Original Issue Price, in the case of SAIF; and (ii) the Original Purchase Price, in the case of holders of Series O Preference Shares, plus all declared and unpaid dividends on the Equity Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Effective Date) for each outstanding Equity Security, on a pro rata basis and on a fully diluted basis.

(b)	To the extent the proceeds available upon a Liquidation Event are inadequate to make the distributions provided in 9.2 (a) above, any available proceeds/monies shall be paid to SAIF and the Series O Preference Share holders pro rata to the amounts due to them under the terms of 9.2 (a) above.

Any amounts remaining after satisfying the requirements of the preceding sentence of this Section 9.2(a) shall then be distributed among all of the holders of the Equity Shares pari passu to their shareholding in the Company calculated on a fully diluted basis. Any payments as provided in this 9.2 shall be subject to Applicable Law.

(c)	Liquidation Event shall mean any of the following:

(i)	a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”); or

(ii)	any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or

(ii)	any liquidation, dissolution or winding up (or any other analogous event) of the Company.

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(d)	In any of such events, if the consideration received by the Company is other than cash, its fair market value will be as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i)	Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 9.2(d)(ii) below:

(A)	If traded on a securities exchange or through NASDAQ or any other internationally recognized market, as the case may be, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) calendar days prior to the closing;

(B)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) calendar days prior to the closing; and

(C)	If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 9.2(d)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

10.	INFORMATION RIGHTS

10.1	Inspection. The Company shall permit (i) SAIF, or any authorized representative thereof, (ii) GSHS, or any authorized representative thereof, and (iii) any and each such Shareholder, for so long as such Shareholder holds at least 5% of the issued and paid up Equity Share capital of Company on a fully diluted basis, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business finances and accounts with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested; provided that the normal functioning of the Company shall not in any way be affected.

10.2	Financial Statements and Other Information.

(a)	The Company shall deliver, to SAIF, GSHS and to each Shareholder (other than OCP), for so long as such Shareholder holds at least 5% of the issued and paid up Equity Share capital of Company on a fully diluted basis:

(i)	within sixty (60) calendar days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants, and prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any unusual difference between them, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of international standing selected by the Company’s Board of Directors and a report by management with a discussion of the Company’s business, including any changes in the Company’s financial condition and any significant business developments;

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(ii)	within thirty (30) calendar days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company as at the end of such quarter and unaudited statements of income and of cash flows of the Company for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied with the exception that no notes need be attached to such statements and year-end adjustment need not have been made, and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any material differences between them. Such financial statements shall be accompanied by a report by management with a discussion of the Company’s business, including any changes in the Company’s financial condition and any significant business developments;

(iii)	as soon as available, but in any event no less than thirty (30) calendar days prior to the commencement of each new fiscal year, an annual budget and operating plans for such fiscal year (and as soon as available, subsequent revisions thereto) to be approved by the Board of Directors;

(iv)	as soon as available, but in any event no less than fifteen (15) calendar days following the close of such monthly financial period, monthly financial statements, and, with reasonable promptness, all such other information and data pertaining to the Company and its affairs as SAIF and GSHS may from time to time reasonably request; provided that the cost and expenses relating and incidental to preparation of such other information and data shall be borne by the Party requesting the same; and

(v)	such other notices, information and data with respect to the Company as the Company transmits to the holders of its capital stock at the same time it transmits such items to such holders.

(b)	So long as OCP holds:

(i)	at least 25% of the Series O Preference Shares issued to it under the OCP Subscription Agreement or such number of Equity Shares into which such holding of Series O Preference Shares have been converted, the Company shall deliver to OCP, the financial statements as mentioned in Section 10.2 (a)(iii) and Section 10.2 (a)(iv) in the manner given therein.

(ii)	at least 50% of the Series O Preference Shares issued to it under the OCP Subscription Agreement or such number of Equity Shares into which such holding of Series O Preference Shares have been converted, the Company shall also deliver to OCP, the financial statements as mentioned in Section 10.2 (a)(i) and Section 10.2 (a)(ii) in the manner given therein.

(c)	The financial statements delivered pursuant to Sections 10.2(a)(ii) shall be accompanied by a certificate of the Company CEO and chief financial officer stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

(d)	The quarterly operating budget for the Company will be provided to the Board thirty (30) calendar days prior to the beginning of each of the Company’s quarters to which the budget relates for approval.

(e)	This Section, and all of the provisions herein, shall terminate upon the IPO.

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10.3	Material Changes and Litigation. The Company will promptly notify SAIF and GSHS of any material adverse change in the business, properties, assets or condition, financial or otherwise, of the Company, taken as a whole on a consolidated basis, and of any event or litigation or governmental proceeding or investigation pending or, to the reasonable knowledge of the Company, threatened against the Company, or against any officer, director, key employee or principal stockholder of the Company materially affecting, or that, if adversely determined, would materially adversely affect, the Company’s present or then proposed business, properties, assets or condition (financial or otherwise), and management’s proposed response thereto, taken as a whole on a consolidated basis.

11.	ARRANGEMENTS REGARDING TRANSFER

Any Transfer shall be completed at the Company’s registered office or another agreed location, on the date specified for closing. At such time, the transferor(s) shall Transfer to the transferee(s) good and valid and legal and beneficial title to the Equity Shares and Equity Securities being transferred and shall deliver to the transferee(s) instruments of transfer, duly executed in blank for Transfer by the holders of record and other documents of title evidencing ownership of the Equity Shares and Equity Securities being Transferred together with any necessary waivers of pre-emption rights as may be required to be obtained from the other Shareholders of the Company. In addition, if the transferor(s) Transfers all but not less than all of the Equity Shares and Equity Securities held by such transferor(s) in the Company, such transferor(s) shall deliver to the Company all records, accounts and other documents in its possession belonging to the Company. If the transferor(s) Transfers its Equity Shares and Equity Securities such that upon the completion of such Transfer, the transferor(s) holds less than 5% of the Equity Shares capital of the Company on a fully diluted basis, the transferor(s) shall promptly deliver to the Company, duly signed resignations and releases of its nominees on the Board, all such resignations to be effective no later than the time of delivery. Simultaneously, the transferee(s) shall pay to the transferor(s) the purchase price payable for the Equity Shares being Transferred in the manner reasonably requested by the transferor(s). The Company shall accordingly effect the recording of the Transfer of the Equity Shares in its books and records, including its Register of Members in accordance with all Applicable Laws and proceed with the issuance of new share certificates in the name(s) of the transferee(s) evidencing the same.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of the Network18 Group.

Each member of the Network18 Group hereby jointly and severally represents and warrants to and for the benefit of SAIF, GSHS and OCP that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

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(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary, and no consents or approvals of or filings or registrations with any third party are necessary, in each case in connection with the execution and delivery by, and the consummation of, the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made.

12.2	Representations and Warranties of SAIF.

SAIF hereby represents and warrants to and for the benefit of Network18 Group, GSHS, OCP and the Company that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of SAIF, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by SAIF of this Agreement and the consummation by SAIF of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

12.3	Representations and Warranties of GSHS.

GSHS hereby represents and warrants to and for the benefit of Network18, SAIF, OCP and the Company that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

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(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of GSHS, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by GSHS of this Agreement and the consummation by GSHS of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

12.4	Representations and Warranties of OCP.

CENTAR and MAKIRA hereby severally and not jointly nor jointly and severally represents and warrants to and for the benefit of Network18, SAIF, GSHS and the Company that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary, and no consents or approvals of or filings or registrations with any third party are necessary, in each case in connection with the execution and delivery by, and the consummation of, the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made.

12.5	Company’s Representations and Warranties.

The Company represents and warrants to and for the benefit of SAIF, GSHS and OCP and covenants with SAIF, GSHS and OCP, that during the term of this Agreement, except as specifically permitted herein, it shall not recognize any Transfer of Equity Shares by SAIF or

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GSHS or OCP or the Network18 Group or any other Shareholders if such Transfer occurs otherwise than in accordance with the terms and provisions of this Agreement and that no Transfer of Equity Shares shall be registered or noted on the Company’s books and records unless the Board (including SAIF’s nominee) is satisfied that such Transfer is being made in accordance with the terms and conditions of this Agreement.

12.6	Other Covenants.

The Parties covenant and agree as follows:

(a)	Amendment of Charter Documents. On the Effective Date, the Memorandum of Association and Articles of Association shall be amended and restated in conformity with this Agreement to reflect the rights and obligations of the Shareholders and in order to give effect to the terms hereof under Applicable Law, and all of the restrictions on the transferability of Equity Shares that are provided for in this Agreement shall, to the extent not prohibited by Applicable Law, be expressly restated in the Articles of Association of the Company. Prior to the amendment of the Articles of Association, the Shareholders will act in accordance with the provisions hereof and shall act as if such amendments to the Articles of Association had already become effective.

(b)

Appointment of Statutory Auditor. The Directors nominated to the Board of Directors by SAIF and GSHS shall be entitled to propose a recommendation for statutory auditor to be appointed for the Company and Indian Co, and the other Shareholders agree that they will use their reasonable efforts to cause the Directors nominated by them to vote in favor of the statutory auditor so nominated. The Shareholders further agree that they will vote in favor of such recommendation by the Board of Directors at the meeting of the Shareholders at which such recommendation is considered. Network18 Group agrees that it will cause the Indian Co to appoint the statutory auditor nominated by SAIF and GSHS. The statutory auditor shall be one of the big four accounting firms or their local affiliate. If at any time the Company or the Indian Co fails to maintain one of the big four accounting firms as its statutory auditor, SAIF may, at its sole discretion, by notice to the Company, suspend its respective rights and obligation under this Agreement and shall have the right to provide a notice of termination to the Company, such termination to become effective on the date specified in the notice of termination (which date shall not be earlier than the sixtieth (60th) day immediately following the date of receipt of such notice).

(c)	Legal Counsel. The Director nominated to the Board of Directors by SAIF and GSHS shall be entitled to propose a recommendation for the Company counsel to be appointed for the Company and Indian Co and the other Shareholders agree that they will use their best efforts to cause the appointment of the counsel nominated by SAIF and GSHS. Network18 Group agrees that it will cause the Indian Co to appoint the legal counsel nominated by SAIF and GSHS.

(d)	Transactions with the Company. No Shareholder shall engage in any transaction with the Company that is less favourable to the Company than the terms that would be available to the Company in a comparable transaction which is conducted on the basis of arm’s-length dealings with a third party.

(e)	Indian Co CEO. The Indian Co CEO shall be a Person approved by SAIF. No Person may be appointed as Indian Co CEO unless such Person is approved by SAIF. The right of GSHS to approve the Indian Co CEO is as set out in Annexure A-1.

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12.7	Survival of Representations.

All of the representations, warranties and covenants made in this Agreement shall survive and continue to be in effect after the execution of this Agreement and shall be deemed to be continuing and in full force and effect.

13.	INDEMNIFICATION; CONFIDENTIALITY

13.1	Indemnification.

Each Shareholder agrees to indemnify, defend and hold harmless each of the Company, the other Shareholder(s), and their respective Affiliates, lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable legal fees and disbursements in connection therewith and interest chargeable thereon) asserted against or incurred by the Company or such other Shareholder(s) that arise out of, result from, or may be payable by virtue of, any breach or non-performance of any representation, warranty, covenant or agreement made or obligation to be performed by the indemnifying Shareholder pursuant to this Agreement; provided, however, that the indemnifying Shareholder shall not be liable (whether in contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise) for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement, or any performance, non-performance or breach hereof. Without limiting the generality of the foregoing, each member of the Network18 Group hereby acknowledges, agrees and confirms to SAIF, OCP and GSHS that if SAIF, OCP or GSHS exercise or attempt to exercise any of their rights contained in this Section 13.1, SAIF, OCP and GSHS shall be under no obligation whatsoever of first taking recourse against any member of the Network18 Group which holds shares of the Company, and that SAIF, OCP and GSHS shall be entitled to seek remedies and take recourse against any member of the Network18 Group wherever situated.

13.2	Confidentiality.

Any communications between the Parties, the terms and conditions of this Agreement, SAIF Subscription Agreement, the GSHS Subscription Agreement, the OCP Subscription Agreement, the Network18 Subscription Agreement and any other documents contemplated hereby, the transactions contemplated hereunder and there under, and any other information and other material supplied to or received by a Party from any other Party which is either marked “Confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business of the Company and Indian Co, or the business, transactions, operations or financial arrangements of the disclosing Party or of any Person with whom any of them has a confidential relationship (together, the “Confidential Information”), shall not be disclosed by the recipient to any third Persons (other than to the recipient’s Affiliates or their officers, employees and advisers on a need to know basis) unless or until:

(a)	such information is received from a third Person without any condition of confidentiality; or

(b)	the recipient is compelled to disclose such information by any governmental authority or pursuant to Applicable Law; or

(c)	the recipient can reasonably demonstrate that the information is available in the public domain, whereupon, to the extent that it is public, this obligation shall cease; or

(d)	it is required to be furnished to the bankers of or investors or potential bankers or investors in the Company and in such case such disclosure shall only be made in

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confidence and the recipient shall procure that each such Person to whom disclosure is made shall before such disclosure give an undertaking on the same terms as this Section 13.2.

13.3	Public Announcement. No Party shall issue or cause the publication of, any press release or other announcement or public communication concerning the transactions contemplated by this Agreement or the OCP Subscription Agreement or the Network18 Subscription Agreement, except (a) with the prior written approval of the other Parties, which written approval shall not be unreasonably withheld (following provision and review of the draft announcement or communication) or (b) when required by Applicable Law, after notification (of not less than five (5) Business Days prior to such press release, announcement or communication unless otherwise required by any governmental authority) to the other Parties, and then only to the extent required by Applicable Law.

14.	MISCELLANEOUS

14.1	Arbitration.

(a)	The Parties agree that in the event of any disputes, differences, controversies and questions directly or indirectly arising at any time under, out of, in connection with or in relation to this Agreement (or the subject matter of this Agreement) including, without limitation, all disputes, differences, controversies and questions relating to the validity, interpretation, construction, performance and enforcement of any provision of this Agreement (“Dispute”), the Parties shall attempt to resolve the Dispute through good faith consultation and such consultation shall begin promptly after one Party has given to the other Parties a written request for such consultation.

(b)	In the event of such measures at consultation not resulting in a resolution of such Dispute, then within a period of thirty (30) calendar days of the same being referred to consultation any Party may refer such Dispute to final and binding arbitration. Such arbitration shall be governed by the rules of the International Chamber of Commerce (the “ICC Rules”). All proceedings of such arbitration shall be in the English language. Courts located in London shall be vested with exclusive jurisdiction with respect to matters ancillary to the arbitral process, including, in particular, proceedings to compel or otherwise in support of the arbitral process and the Parties expressly submit to the jurisdiction of such courts.

(c)	The Parties agree that the arbitral panel shall comprise of a panel of three arbitrators, one arbitrator to be appointed by the Party or Parties bringing the claim, one arbitrator to be appointed by the respondents named, and the third arbitrator to be appointed by the first two arbitrators, all in accordance with the laws of UK. In the event that any appointments are not made as specified herein within 14 (fourteen) calendar days of notification by either party of a Dispute, such appointments shall be made in accordance with the ICC Rules.

(d)	Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing party(ies), as determined by the arbitrators, shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing party(ies), as determined by the arbitrators, in connection with any Dispute unless the arbitrators direct otherwise.

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14.2	Application of this Agreement.

The terms of this Agreement shall apply mutatis mutandis to any Equity Shares:

(a)	resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the Equity Shares of the Company; and

(b)	of the Company or any successor body corporate which may be received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganization of or including the Company; and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.

14.3	Conflict with Memorandum of Association and Articles of Association.

If there is any ambiguity, inconsistency or conflict between the provisions of the Company’s Memorandum of Association and Articles of Association (as amended in accordance with the terms hereof through the date when such ambiguity, conflict or inconsistency arises or is deemed to arise) and this Agreement, such ambiguity, inconsistency or conflict shall be resolved by giving precedence to the provisions of the Memorandum of Association and Articles of Association over this Agreement and the Parties promptly shall take all such actions and steps as are necessary to amend the Memorandum of Association and Articles of Association of the Company to eliminate such inconsistency or conflicting provision or term from the Memorandum of Association and Articles of Association and to replace it with a provision or term that is consistent with the provisions of this Agreement. In the meantime, while any such amendments to the articles are pending, no Party hereto shall seek to enforce the provision of the articles that is being amended so as to avoid inconsistency with the provisions hereof.

14.4	Further Assurances.

(a)	The Parties shall, with reasonable diligence, do all such acts and things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

(b)	In case any of the obligations undertaken by the Company hereunder are not enforceable against the Company under Applicable Law, the Shareholders undertake to take such action in their capacity as shareholders of the Company to ensure that the Company, in fact, acts in accordance with this Agreement.

14.5	Benefit of the Agreement.

This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the Parties hereto.

14.6	Entire Agreement.

This Agreement, together with any other ancillary agreement executed pursuant hereto or thereto and any Deeds of Adherence executed pursuant to this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties as to the transactions set forth herein other than those expressly set forth in this Agreement and any other ancillary agreement executed pursuant hereto or thereto.

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14.7	Amendments and Waivers.

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties. To the extent any such modification or amendment requires a corresponding modification or amendment to the Articles of Association; the Parties shall use their reasonable efforts in good faith to cause all such modifications or amendments to the Articles of Association. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

14.8	Assignment.

This Agreement and the rights, obligations and duties hereunder shall inure to the benefit of the Parties hereto and to their respective successors and permitted assigns. Notwithstanding anything contained herein, no Party hereto shall assign this Agreement or any rights and obligations hereunder to any Person without the prior written consent of the other Parties hereto.

14.9	Termination.

(a)	This Agreement shall terminate upon:

(i)	The written agreement of the Parties; or

(ii)	The dissolution, liquidation or winding up of the Company;

(iii)	Except as provided in Section 14.9(c), the rights and obligations of a Shareholder hereunder automatically shall terminate from and as of the time such Shareholder, directly or indirectly, no longer owns or holds any Shares. Provided further in addition to specifically provided in each Section the rights of any Party under Section 4, Section 5 and Section 6 shall terminate automatically from and as of the time (X) in the case of the Network18 Group, the Network18 Group and the employees of the Company own or hold in the aggregate less than 10% of the total issued and paid up Equity Share capital of the Company on a fully diluted basis and (Y) in the case of SAIF, SAIF owns or holds less than 5% of the total issued and paid up Equity Share capital of the Company on a fully diluted basis (Z) in the case of GSHS, GSHS owns or holds less than 5% of the total issued and paid up Equity Share capital of the Company on a fully diluted basis.

(b)	This Agreement may be terminated by the non-defaulting Party(ies) (“Non-Defaulting Party”) if any of the Parties (other than the Company) (the “Defaulting Party”) have committed breach of any of their representations and warranties, undertakings, obligations and/or covenants in this Agreement or default in compliance with the terms and conditions of this Agreement which, if curable, is not cured within 45 calendar days of notice thereof being given to the Defaulting Party.

(c)	The termination of this Agreement shall not discharge, affect or otherwise modify the rights and obligations of the Parties established or incurred prior to such termination. Notwithstanding anything to the contrary, the provisions in this Agreement relating to Indemnification, Confidentiality; Arbitration; Notices; Governing Law and other representations, warranties, covenants and obligations which by their nature are intended to survive shall survive the termination of this Agreement.

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14.10	Severability.

(a)	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to be in full force and effect.

(b)	Notwithstanding any other provision in this Agreement, nothing in this Agreement shall constitute an unlawful restriction or fetter of the Company’s statutory powers and if any provision of this Agreement is found to constitute such a restriction or fetter or is deemed to be unlawful financial assistance by the Company contrary to section 53 of the Cyprus Companies Law Cap. 113 incapable of approval under section 53(3) of the Cyprus Companies Law Cap. 113, or is otherwise unlawful and/or unenforceable against the Company, such term shall, as against the Company only, be severed from the rest of this Agreement and treated as void.

14.11	Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without proving damages, in addition to any other remedy to which they may be entitled.

14.12	No Partnership; No Third Party Rights.

(a)	The Parties hereto agree that nothing in this Agreement shall be deemed to create a partnership, agency or any other relationship between them, except as otherwise expressly stated herein.

(b)	Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any third party any rights or remedies under or by reason of this Agreement.

14.13	Rights of Inspection and Audit.

SAIF and GSHS shall have reasonable access upon the provision of prior written notice of at least 5 calendar days, to examine, inspect and audit, at its own expense, the books, records and accounts of the Company and Indian Co during normal business hours.

14.14	Notices

Any notice or other communication from any party hereto to the other parties shall be made in writing in the English language and shall be delivered by hand or sent by a nationally or internationally recognized courier to the address of the party set forth below or sent by facsimile to the facsimile number of the party set forth below and shall be marked for the attention of the person therein referred to. All notices and communications shall be deemed received upon: (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error:

1.	If to SAIF, to:

Mr. Ravi Adusumalli

SAIF II Mauritius Company Limited

12665 Star Ridge Court,

Saratoga, CA 95070, U.S.A.

Telephone No.: 650 319 2763

e-Facsimile No.: 415 276 3185

Attention: Mr. Ravi Adusumalli

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Copy to:

SAIF Advisors Ltd.

Suites 2115-2118,

Two Pacific Place

88 Queensway, Hong Kong

Attention: Mr. Brandon Lin

Telephone No: 852 2918 2206

Facsimile No: 852 2234 9116

Attention: Mr. Jason So

Telephone No.: 852 2918 2205

Facsimile No.: 852 2234 9116

2.	If to Network18 Holdings or any member of the Network18 Group;

International Proximity

608, St. James Court, St. Denis Street, Port Louis

Mauritius

Telephone No: +230 210 9000

Facsimile No: +230 210 9001

3.	If to GSHS;

GS Gangseo Tower

10, Mullae-Dong 6-Ga

Youngdungpo-Gu, Seoul, 150-096

Telephone No.: 822 2007 4133

Facsimile No.: 822 2007 0272

4.	If to OCP, to:

Ben Harris and Ji-Il Kwon

34/F Gloucester Tower,

The Landmark,

15 Queen’s Road Central,

Hong Kong

Telephone No.: +852 2236 0630 / +852 2236 0552

Facsimile No.: +852 2236 0600

5.	If to the Company, to:

TV18 HSN Holdings Limited

Themistokli Dervi

48 Centennial Building

Flat/Office 701, P.C. 1066

Nicosia, Cyprus

Telephone No: +357 22 361 611

Facsimile No: +357 22 361 650

Any party hereto may change the foregoing address and telephone and facsimile numbers upon notice to the other parties in accordance with this Section 14.14.

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14.15	Governing Law.

This Agreement shall be governed and interpreted by and construed in accordance with the laws of the Cyprus, without giving effect to the principles of conflict of laws thereunder.

14.16	U.S. Tax Matters.

(a)	The Company will comply with all record-keeping, reporting, and other requests necessary for the Company to comply with any applicable U.S. tax law or to allow any direct or indirect Shareholder to avail itself of any provision of U.S. tax law. The Company will also provide any direct or indirect Shareholder with any information requested by such direct or indirect Shareholder to allow such Shareholder to comply with U.S. tax law or to avail itself of any provision of U.S. tax law.

(b)	The Company acknowledges that certain investors may be, or may be comprised of investors that are, U.S. persons and that the U.S. income tax consequences to those persons of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which it owns an equity interest at any time is (i) a “passive foreign investment company” (within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended) (a “PFIC”) or (ii) classified as a partnership or a branch for U.S. federal income tax purposes.

(c)	The Company shall determine annually, with respect to its taxable year (i) whether the Company and each of the entities in which the Company owns or proposes to acquire an equity interest (directly or indirectly) is or may become a PFIC (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) to provide such information as any direct or indirect Shareholder may request to permit such direct or indirect Shareholder to elect to treat the Company and/or any such entity as a “qualified electing fund” (within the meaning of Section 1295 of the U.S. Internal Revenue Code of 1986, as amended) for U.S. federal income tax purposes. The Company shall also obtain and provide reasonably promptly upon request any and all other information deemed necessary by the direct or indirect Shareholder to comply with the provisions of this agreement, including English translations of any information requested.

(d)	The Company shall if requested by SAIF or any other direct or indirect U.S. Shareholder, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any such entity to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.

(e)	The Company shall provide to the direct or indirect U.S. Shareholder within 45 calendar days following the end of the Company’s taxable year a complete and accurate “PFIC Annual Information Statement”, in the form of Exhibit A attached to this Agreement, as applicable, for the Company and for each entity in which the Company owns an equity interest at any time during such year.

14.17	Counterparts.

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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14.18	Other Activities of the Company.

Without the prior consent of SAIF, neither Network18 nor any member of the Network18 Group shall directly or indirectly invest in, acquire, engage in, solicit business for, assist or otherwise cooperate with any Person (other than the Company and the Company’s Subsidiaries) that directly or indirectly is engaged (or engages) in any business that competes or that reasonably would compete with the business of the Company or any of the Company’s Subsidiaries.

14.19	Separate Rights.

Notwithstanding anything to the contrary in this Agreement, it is hereby clarified that the rights of SAIF under this Agreement are independent of the rights of GSHS and/or Network18 Group and vice versa and SAIF shall be entitled to exercise its respective rights individually. The obligations of each Party to this Agreement, including, without limitation, the Company, GSHS and the Network18 Group, towards SAIF hereunder shall not be affected by non exercise of rights or breach of obligations under this Agreement by such Party.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the day and year first hereinabove written.

Witnessed by:		SAIF II MAURITIUS COMPANY LIMITED

Name:		By:	/s/ Andrew Y. Yan

Address:		Name:	ANDREW Y. YAN
		Title:	AUTHORIZED SIGNATORY

TV18 HSN HOLDINGS LIMITED

Name:		By: By:	/s/ Milorad Vujnovic, /s/ George Flourentzou

Address:		Name:	CCY MANAGEMENT LIMITED
		Title:	Director

GS HOME SHOPPING INC.

Name:	Lim Ho Shim	By:	/s/ Tae Soo Huh

		Name:	Huh, Tae Soo
Address:	10 Mullae-dong 6-Ga	Title:	President & CEO

Seoul, Korea
NETWORK 18 HOLDINGS LIMITED

Name:		By:	/s/ Shariff Golam Hossen

Address:		Name:	Shariff Golam Hossen
		Title:	Director

ORCHARD CENTAR MASTER LIMITED

Name:		By:	/s/ Ben Harris

Address:		Name:	Ben Harris, Director
		Title:	OCP Asia (Hong Kong) Limited

MAKIRA SP5 LIMITED

Name:		By:	/s/ Ben Harris

Address:		Name:	Ben Harris, Director
		Title:	OCP Asia (Hong Kong) Limited

Signature page to the Shareholders Agreement	48 | Page

SCHEDULE A

VETO MATTERS

(i)	Any amendment to the Memorandum of Association and Articles of Association and the organization or charter documents of the Company that alters or changes the voting or other powers, preferences or other special rights of SAIF or the commencement of any business other than the business of Company;

(ii)	Any increase, reduction, sub-division, reorganization, reclassification of the authorized, issued, or paid up share capital of the Company; or any issuance, grant, repurchase or cancellation of any shares or other securities of the Company or any change in rights attached to any class of shares or conversion of any security into, any share capital of the Company or transfer of equity interests in the Company to any third parties and the terms and conditions of any of the foregoing;

(iii)	Any transaction or a series of transactions which would entail the sale, lease, transfer, disposal or encumbrance of 5% (five percent) or more of the Company’s assets or property including intellectual property rights of the Company in any Financial Year; provided that aforesaid threshold of 5% shall not be applicable in the case of intellectual property rights;

(iv)	Any merger, acquisition, consolidation, reorganization, amalgamation or other business combination involving the Company, investment decisions (except for any decisions relating to any investments of surplus cash (over and above the amounts required under the annual budget) in government securities and mutual funds) including creation of any subsidiary or other controlled entity and any action for winding up or liquidation of the Company or for the appointment of a receiver or liquidator;

(v)	Incurrence of or early repayment of indebtedness of the Company in excess of a sum of USD 500,000 excluding accounts payable in respect of the first Financial Year following the execution hereof; provided that the aforesaid limit of USD 500,000 shall be increased by 75% for each Financial Year thereafter;

(vi)	Capital expenditure or the liquidation of any investment in other entities of an aggregate value in excess of an amount of USD 500,000 in any Financial Year in any quarter, unless specifically provided for in the annual budget for the period in which such transaction is to take place;

(vii)	Any change in the structure of the Board;

(viii)	Any agreement with a related party;

(ix)	Approval or amendment to the annual budget and the annual accounts of the Company;

(x)	Appointment, changes or removal of Company CEO, chief operating officer of the Company and the chief financial officer or adoption or amendment of their employment contracts with the Company;

(xi)	The entering into, variation or termination of any agreement material to the business of the Company or outside the ordinary scope of business of the Company;

(xii)	Any change in the statutory auditors of the Company (if the statutory auditor is a company other than a member of the Big Four Firms as is defined in the GSHS Subscription Agreement;

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(xiii)	Any determination by the Board of the fair market value of any securities or assets of any Person, except the Fair Market Value to determine for Section 6.5(b); and

(xiv)	Any commitment or agreement or delegation of powers to do any of the foregoing.

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SCHEDULE A-1

GSHS - VETO MATTERS

(i)	The entering into, variation or termination of any agreement material to the business of the Company or outside the ordinary scope of business of the Company;

(ii)	Incurrence of or early repayment of indebtedness of the Company in excess of the USD 500,000 of the Company;

(iii)	Any merger, consolidation, reorganization, amalgamation or other business combination involving the Company;

(iv)	Any transaction or a series of transactions which would entail the sale, lease, transfer, disposal or encumbrance of USD 500,000 or more of the Company’s assets or property including intellectual property rights of the Company in any Financial Year, except where it is done in the normal course of business; provided that aforesaid threshold of USD 500,000 shall not be applicable in the case of intellectual property rights;

(v)	Capital expenditure or the liquidation of any investment in other entities of an aggregate value in excess of an amount of USD 500,000 in any Financial Year in any quarter, unless specifically provided for in the annual budget for the period in which such transaction is to take place;

(vi)	Liquidation or winding up the Company;

(vii)	Any agreement with a Shareholder and, or Director of the Company and, or its Affiliates;

(viii)	Any amendment to the Memorandum of Association and Articles of Association and the organization or charter documents of the Company that alters or changes the voting or other powers, preferences or other special rights of GSHS or the commencement of any business other than the business of Company;

(ix)	Any issuance of fresh Equity Shares and Equity Securities in the Company to a Strategic Investor;

(x)	Agreeing or contracting to do any of the foregoing;

(xi)	For appointment of Indian Co CEO, where the Company shall recommend at least two short listed candidates and GSHS will be required to approve one of such candidates;

(xii)	Any change in the statutory auditors of the Company and Indian Co provided the statutory auditor is a company other than a member of the Big Four Firms as is defined in the in the GSHS Subscription Agreement; and

(xiii)	Any issuance of any employee stock options to the employees of the Company or the employees of the Indian Co.

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SCHEDULE A-2

HOLDERS OF SERIES O PREFERENCE SHARES - VETO MATTERS

(i)	Creation, authorization or issuance of senior class of securities over Series O Preference Shares issued to OCP;

(ii)	Payment of dividend, redemption or repurchase of stock or stock options;

(iii)	Liquidation or dissolution of the Company or sale, lease or other disposal of all or substantially all of the Company’s assets or intellectual property;

(iv)	Undertaking any Liquidity Event at a valuation of the Company (which valuation shall be calculated on a per share basis and in a manner which does not take into account any amounts proposed to be raised through the IPO, in the case of a QIPO), which is less than the Post-Money Valuation;

(v)	Any reorganization, consolidation or merger of the Company in which more than 50% of the voting power of the Company is transferred, where the implied valuation of the Company is less than the Post Money Valuation;

(vi)	any amendment to the Memorandum of Association or Articles of Association or the organization or charter documents of the Company that alters or changes the voting or other powers, preference or other special rights of OCP or amends any rights with respect to the Series O Preference Shares;

(vii)	any reduction in the amount of capital held in the share premium account of the Company; and

(viii)	Agreeing or contracting to do any of the foregoing.

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SCHEDULE B

ADJUSTMENT

Subject to the adjustment in Schedule B-1, the Series O Conversion Ratio following a Liquidity Event shall be subject to re-fixing in the event that the Liquidity Event IRR is below 20% in accordance with the following:

		LEP		1
CR2 = CR1	*		*

		(1.2) ^ (n/12))		PP

For the purposes of this Schedule B, the Liquidity Event IRR shall be calculated in accordance with the above formula:

Where:

LEP = Liquidity Event Price Per Share

PP = Original Purchase Price Per Share

n = number of months since 10th April 2013

For the purposes of calculating the re-fixing conversion ratio the following definitions apply:

“CR2” shall mean the Series O Conversion Ratio in effect immediately after the Liquidity Event;

“CR1 ” means the Series O Conversion Ratio in effect immediately prior to Liquidity Event.

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SCHEDULE B-1

ADJUSTMENT IN CASE OF THIRD PARTY OFFER WITHIN 24 MONTHS FROM THE EFFECTIVE DATE

In the event the return on the Series O Preference Shares is less than 44% following a Third Party Offer within 24 (twenty four) months of the Effective Date, the Series O Conversion Ratio shall be subject to re-fixing such that the holders of Series O Preference Shares receive a return on their investment of an amount equal to 44%.

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SCHEDULE C

DEED OF ADHERENCE

[Date]

BY THIS DEED [I/we], [—], [having our registered office at [—]]/[of [—]] intending to become a shareholder of TV18 HSN Holdings Limited, a company incorporated under the laws of Cyprus with its registered office at 10 Diomidous Street, Alphamega Akropolis Building, 3 Floor, Office 401, 2024 Nicosia, Cyprus (“Company”), hereby agree with the Company and each of its shareholders to comply with, and to be bound by, all of the provisions of the Shareholders Agreement dated 1st October 2013 entered into between GS Home Shopping Inc., SAIF II Mauritius Company Limited, Orchard Centar Master Limited, Makira SP5 Limited, Network18 Holdings Limited and TV18 HSN Holdings Limited (a copy of which has been delivered to [me/us] and which [I/we] have initialled and attached hereto for identification) (“Shareholders Agreement”) in all respects as if [I/we] were a party to the Shareholders Agreement, and were named therein as a Shareholder (as defined in the Shareholders Agreement) and a Party (as defined in the Shareholders Agreement) and on the basis that references therein to “Shareholder”, “Shareholders”, “Party” or “Parties” and any other cognate expressions shall include [me/us].

Any notice to be given to [me/us] under the Shareholders Agreement shall be given to [me/us] at the following address, facsimile number or e-mail address:

Attn: [—]

[—],

[—],

[—],

[—],

Fax: + 91 [—]

This Deed is made for the benefit of (a) the Parties to the Shareholders Agreement and (b) every other person who after the date of the Shareholders Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Shareholders Agreement or adheres to it.

We hereby agree irrevocably and for the benefit of each of the Parties referred to in the preceding paragraph of this Deed that clauses 14.1 and 14.15 of the Shareholders Agreement shall apply to this Deed as if they were set out in full herein and references to “this Agreement” were references to “this Deed”

IN WITNESS WHEREOF THIS DEED HAS BEEN EXECUTED BY [ME/US] AND IS INTENDED TO BE AND IS HEREBY DELIVERED ON THE DATE APPEARING AT THE HEAD HEREOF.

SIGNED AND DELIVERED BY [—] BY THE HAND OF MR	)
[—] PURSUANT TO RESOLUTION PASSED BY ITS BOARD	)
OF DIRECTORS DATED [—]	)
)
)
)

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EXHIBIT A

PFIC ANNUAL INFORMATION STATEMENT

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

                     (the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: USD

Net Capital Gains: USD

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: USD

Fair Market Value of Property: USD

4.	The Company will permit the U.S. Shareholder to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with US Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof.

[Must be signed by an authorized representative of the Company]

By:
Title:
Date:

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